Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

GEO CARE HOLDINGS LLC

AND

THE GEO GROUP, INC.

DATED AS OF DECEMBER 6, 2012

i

ii

Exhibits

Exhibit A	Closing Date Working Capital
Exhibit B	License Agreement
Exhibit C	Services Agreement
Exhibit D-1	Seller Employment Agreement (Dominicis)
Exhibit D-2	Seller Employment Agreement (Meehan)
Exhibit D-3	Company Employment Agreement (Dominicis)
Exhibit D-4	Company Employment Agreement (Meehan)

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of December 6, 2012 by and between GEO Care Holdings LLC, a Florida limited liability company (“Buyer”), and The GEO Group, Inc., a Florida corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of GEO Care, Inc., a Florida corporation (“GEO Care”);

WHEREAS, Seller intends to take action to convert GEO Care into a limited liability company pursuant to the laws of the State of Florida (the “Conversion”), in connection with which the Shares will be converted into membership interests (the “Interests”) of the resulting limited liability company (the “Converted Entity”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests, on and subject to the terms and conditions set forth herein; and

WHEREAS, the Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Acquired Company” or “Acquired Companies” means the Company and each of its Subsidiaries as of the time of determination.

“Action” means any action, complaint, petition, suit, proceeding or arbitration, whether civil or criminal, at law or in equity, before any Governmental Entity.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that neither Buyer nor any of its Representatives shall be treated as an Affiliate of Seller hereunder. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Benefit Plan” means any employee benefit plan or policy (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including: (a) any executive compensation, bonus, incentive, change in control, deferred compensation, pension, profit-sharing, savings, retirement, equity-based compensation, stock purchase or severance pay plan, program, policy or agreement; and (b) any life, health, disability or accident insurance plan, other than any Multiemployer Plan, in each case, (i) sponsored or maintained by any Acquired Company or any of its ERISA Affiliates for current or former employees, directors and managers, (ii) with respect to which contributions, premiums or other payments are made or required to be made by any Acquired Company or any of its ERISA Affiliates with respect to current or former employees, directors or managers of any Acquired Company or any of its ERISA Affiliates, or (iii) pursuant to which any Acquired Company or any of its ERISA Affiliates could reasonably be expected to have any liability with respect to current or former employees, directors or managers of any Acquired Company or any of its ERISA Affiliates.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Buyer Expenses” means the aggregate of all fees and expenses of Buyer incurred in connection with the consummation of the transactions contemplated by this Agreement that have been paid by Seller or the Company at the request of Buyer (including any banking fees paid by Seller on Buyer’s behalf in connection with the Debt Financing), whether prior to, on or after the date hereof. For the avoidance of doubt, Buyer Expenses will not include any advisory, legal or other fees and expenses incurred directly or indirectly by or on behalf of Seller, its Board of Directors or any committee thereof.

“Closing Date Cash Payment” means $36,000,000, adjusted as provided in Section 2.4(a).

“Closing Date Working Capital” means the aggregate Working Capital of the Acquired Companies as of the Closing Date, determined as set forth on Exhibit A and, except as otherwise disclosed on Exhibit A, calculated in accordance with GAAP using the same (and not inconsistent) methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and reserves, valuations and estimation methodologies) as used by the Acquired Companies in the preparation of the Financial Statements.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company” means, prior to the Conversion, GEO Care, and, after the Conversion, the Converted Entity.

“Contract” means any agreement, contract or instrument, whether written or oral, including all amendments thereto.

“Domain Names” means all Internet addresses and domain names.

“EBITDA Contribution” means, with respect to any executed Prospective Contract, the actual amount of the consolidated earnings before interest, taxes, depreciation and amortization,

calculated in accordance with GAAP using the same (and not inconsistent) methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and reserves, valuations and estimation methodologies) as used by the Acquired Companies prior to the date hereof, that are directly attributable to such executed Prospective Contract. For the avoidance of doubt, the EBITDA Contribution with respect to each Prospective Contract shall only include the “facility” expenses associated with such Prospective Contract plus incremental overhead costs directly associated with the Prospective Contract, as outlined in the Acquired Companies’ pricing model, but excluding all overhead costs not directly associated with the Prospective Contract.

“Employee Equity Award” means any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share or other award, vested or unvested, the value of which is determined by reference to, or which may be paid or settled in shares or units of, the common stock or other securities of Seller, that is held by any employee of or consultant to any of the Acquired Companies other than the Shared Executives.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with any Acquired Company within the meaning of Section 414(b) of the Code, a trade or business which is under common control with any Acquired Company within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with any Acquired Company within the meaning of Sections 414(m) or (o) of the Code.

“Environmental Law” means any Law, Order or other requirement of Law relating to the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such Law, Order or other requirement of Law.

“GAAP” means generally accepted accounting principles of the United States of America, as in effect from time to time.

“GEO Care Australia” means a Subsidiary of the Company formed under Australian law, which will enter into the Pacific Shores Subcontractor Agreement.

“GEO Corrections” means GEO Corrections and Detention, Inc.

“GEO Group Australia” means The GEO Group Australia Pty Ltd, a Subsidiary of Seller organized under Australian law.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Indebtedness” of any Person means (a) indebtedness for borrowed money of such Person, (b) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) capitalized lease obligations to the extent required by GAAP to be recorded as a liability on a balance sheet of such Person or (d) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b); provided, that Indebtedness shall not include accounts payable to trade creditors, deferred revenue, or accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means any of the following: (a) patents and patent applications; (b) Marks; (c) registered and unregistered copyrights, and applications for registration thereof; (d) Domain Names; and (e) trade secrets.

“Key Contract” means a Contract listed on Schedule 2.5(a).

“Key Contract Contribution” means the dollar amount associated with a Key Contract, as listed on Schedule 2.5(a).

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“License Agreement” means an agreement substantially in the form of Exhibit B providing for Seller to license to the Acquired Companies on an exclusive basis the right to use, in their respective businesses, the Seller Retained Marks for a period of five years from the Closing Date, in consideration of annual license fees of $400,000 and on the other terms and conditions stated therein.

“Liens” means any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“Loss” or “Losses” means any and all liabilities, losses, costs or damages, including reasonable attorneys’ fees and expenses but excluding lost profits, lost revenues, diminution of value, lost opportunities and consequential, incidental, punitive, special and other similar damages. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to calculate the enterprise or equity value of the Acquired Companies or any other Person.

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Companies, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that determination of “Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to: (i) any change in applicable Law or rules or regulations of general applicability or interpretations thereof by courts or Governmental Authorities, or any change in GAAP; (ii) any changes, conditions or effects in the United States economy or securities or financial markets in general; (iii) any changes in or conditions generally affecting any industry in which the Acquired Companies conduct their business and not specifically relating to or having a materially disproportionate effect on the Acquired Companies; (iv) any change, effect or circumstance resulting from an action required or permitted by any of the Transaction Documents; and (v) conditions caused by acts of terrorism or war (whether or not declared) or natural disasters.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA.

“Order” means any judgment, order, injunction, decree or writ of any Governmental Entity or any arbitrator.

“Pacific Shores Contract” means the Primary Health Services Agreement, dated April 20, 2012, between The Minister for Corrections for and on behalf of the Crown in Right of the State of Victoria and GEO Group Australia.

“Pacific Shores Subcontractor Agreement” means an agreement, in form and substance reasonably acceptable to Buyer and Seller, entered into between GEO Group Australia and GEO Care Australia pursuant to which GEO Group Australia engages GEO Care Australia as a subcontractor to perform services required to be provided under the Pacific Shores Contract, in exchange for agreed compensation.

“Permitted Liens” means (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including Liens of warehousemen, mechanics, suppliers, materialmen and repairmen, (b) Liens for Taxes, assessments and other charges by a Governmental Entity not yet due and payable or that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings, (c) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in the real property subject to such Real Property Leases, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (f) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, (g) any other Liens not described in clauses (a) through (f) above created by this Agreement or by the actions of Buyer or any of its Affiliates or connected with the transactions contemplated hereby, and (h) Liens listed on Section 1.1(a) of the Disclosure Schedules.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, trust or Governmental Entity.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date, or with respect to a taxable period ending after the Closing Date but beginning before the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pricing Model Contribution” means the dollar amount associated with a Prospective Contract, either as listed on Schedule 2.5(b) or, if not listed on Schedule 2.5(b), as determined using the same methodologies, practices, assumptions, policies, principles and procedures that were used in the determination of the Pricing Model Contributions listed on Schedule 2.5(b).

“Prospective Contract” means a potential contract currently being pursued by the Company but which has not yet been executed, and that is identified on Schedule 2.5(b).

“Qualifying Loss” means any individual indemnifiable Loss in excess of $50,000; provided that a series of individual Losses that are substantially related shall be aggregated for purposes of determining whether each such Loss is a Qualifying Loss.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“REIT Conversion” means the conversion of Seller into a real estate investment trust effective January 1, 2013 and any related internal restructuring of Seller and its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Stock Price” means the closing sale price of the common stock of Seller on the New York Stock Exchange on the trading day immediately following the Closing Date.

“Services Agreement” means an agreement in the form of Exhibit C providing for GEO Corrections to provide to the Acquired Companies, directly or indirectly through its Affiliates, certain business services and office space for a period of five years from the Closing Date, in consideration of the fees and on the other terms and conditions stated therein.

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of such Person’s debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business as now conducted and as proposed to be conducted; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the voting capital stock or other voting equity interests of such legal entity. For the avoidance of doubt, no Acquired Company shall be deemed a Subsidiary of the Seller at and after the Closing.

“Taxes” means all taxes and assessments, duties, fees or levies in the nature of a tax of a Governmental Entity including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes of a Governmental Entity, all estimated taxes, deficiency assessments, additions to tax, and penalties and interest thereon.

“Transaction Documents” means this Agreement, the Services Agreement, the License Agreement, the Pacific Shores Subcontractor Agreement, the Seller Employment Agreements and the Company Employment Agreements.

“Working Capital” means the working capital of the Acquired Companies, on a consolidated basis, including unrestricted cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses and other current liabilities.

“Working Capital Target” means $21,150,000, which shall include at least $4,000,000 of cash and cash equivalents.

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
Acquisition Proposal	§5.3(a)
Adjustment Statement	§2.4(c)
Agreed Claims	§8.6(c)
Agreement	Preamble
Allocation Schedule	§2.7
Alternative Financing	§5.13(a)
Assignment	§2.3(b)(i)
Audited Financial Statements	§3.5(a)
Balance Sheet Date	§3.5(a)
Buyer	Preamble
Buyer Employment Agreements	§5.5(a)
Buyer Indemnitees	§8.2
Claim Certificate	§8.6(a)
Closing	§2.1(b)
Closing Date	§2.1(b)
Closing Date Balance Sheet	§2.4(b)
Collateral Source	§8.5
Commitment Letters	§4.6(a)
Contested Adjustment Notice	§2.4(c)
Contested Adjustments	§2.4(c)
Conversion	Recitals
Converted Entity	Recitals
Debt Commitment Letter	§4.6(a)
Debt Financing	§4.6(a)
Deductible	§8.4(a)
Disclosure Schedules	Article III
Equity Commitment Letters	§4.6(a)
Equity Financing	§4.6(a)
ERISA	§3.10(a)
Estimated Closing Date Balance Sheet	§2.4(a)
Estimated Closing Date Working Capital	§2.4(a)

Defined Term	Section
Financial Statements	§3.5(a)
Financing	§4.6(a)
GEO Care	Recitals
GEO Executive	§5.5(b)
Guaranteed Obligations	§5.8
Indemnified Party	§8.6(a)
Indemnifying Party	§8.6(a)
Independent Accountant	§2.4(c)
Insurance Policies	§3.18
Intellectual Property Registrations	§3.13(a)
Interests	Recitals
Interim Financial Statements	§3.5(a)
Interim Payment	§2.4(c)
Knowledge of Buyer	§1.5(b)
Knowledge of Seller	§1.5(a)
Liabilities	§3.5(c)
Material Contract	§3.15
Permits	§3.8
Purchase Price	§2.2
Real Property Leases	§3.17
Return	§3.12(a)
Seller	Preamble
Seller Employment Agreements	§5.5(a)
Seller Indemnitees	§8.3
Seller Retained Marks	§5.7(a)
Settlement Certificate	§2.4(c)
Settlement Date	§2.4(d)(iii)
Shared Executives	§5.5(a)
Shares	Recitals
Straddle Periods	§5.14(a)
Supplement	§5.15
Third-Party Claim	§8.7(a)

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references to “day” or “days” are to calendar days;

(b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement;

(d) references to “the date hereof” shall mean as of the date of this Agreement;

(e) references to dollars or “$” are to United States of America dollars;

(f) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any provision of this Agreement;

(g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i) any reference to any event, change, condition or effect being “material” with respect to an Acquired Company means any event, change, condition or effect that is material to the Acquired Companies taken as a whole; and

(j) references to a particular statute or law shall be deemed to include any and all regulations or rules promulgated thereunder, and shall be deemed to mean as amended from time to time.

Section 1.4 Disclosure Schedules and Exhibits. The Disclosure Schedules and any exhibits to this Agreement are incorporated into and form an integral part of this Agreement.

Section 1.5 Knowledge.

(a) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the actual or constructive knowledge of the individuals set forth on Section 1.5(a) of the Disclosure Schedules, after due inquiry.

(b) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Buyer” or words of similar import, it shall mean the actual or constructive knowledge of the individuals listed on Section 1.5(b) of the Disclosure Schedules, after due inquiry.

ARTICLE II

THE PURCHASE AND SALE

Section 2.1 The Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Interests for the consideration specified in Section 2.2.

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight LLP, 222 Lakeview Avenue, Suite 1000, West Palm Beach, FL 33401, on the third Business Day following satisfaction or waiver in writing of all the closing conditions set forth in Article VI (other than those to be satisfied at the Closing) or at such other location or on such other date as agreed by Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.”

Section 2.2 Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) is an amount in cash equal to $36,000,000, as adjusted pursuant to Section 2.4, Section 2.5, and the other provisions of this Agreement relating to adjustments of the Purchase Price, to be paid by Buyer to Seller as provided in this Agreement.

Section 2.3 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) an amount equal to the sum of (x) the Closing Date Cash Payment and (y) all Buyer Expenses, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii) duly executed counterparts of each Transaction Document to which Buyer, the Company or GEO Care Australia is a party, and any other agreement, document, instrument or certificate required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the Interests to Buyer, free and clear of all Liens, in form and substance reasonably satisfactory to Buyer (the “Assignment”), duly executed by Seller; and

(ii) duly executed counterparts of each Transaction Document to which Seller, GEO Corrections or GEO Group Australia is a party, and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.2 of this Agreement.

Section 2.4 Working Capital Adjustment of Purchase Price.

(a) Closing Adjustments. Seller shall prepare and deliver to Buyer a consolidated estimated balance sheet of the Acquired Companies (the “Estimated Closing Date Balance Sheet”) and an estimated calculation of the Closing Date Working Capital for the Acquired Companies, in each case, as of the close of business on the day immediately prior to the Closing Date (the “Estimated Closing Date Working Capital”), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Date Working Capital was prepared in accordance with GAAP applied using the same methodologies, practices, assumptions, policies, principles and procedures, with consistent classifications, judgments and reserves, valuations and estimation methodologies that were used in the preparation of the Financial Statements. If the

Estimated Closing Date Working Capital is less than the Working Capital Target, the Closing Date Cash Payment shall be reduced by an amount equal to (i) the Working Capital Target minus (ii) the Estimated Closing Date Working Capital. If the Estimated Closing Date Working Capital exceeds the Working Capital Target, the Closing Date Cash Payment shall be increased by an amount equal to (i) the Estimated Closing Date Working Capital minus (ii) the Working Capital Target.

(b) Post-Closing Adjustments. As soon as practicable, but not later than the 60th day after the Closing Date, Buyer shall prepare and deliver to Seller a consolidated balance sheet for the Acquired Companies (such balance sheet together with any adjustments properly made pursuant to Section 2.4(c), the “Closing Date Balance Sheet”) and a calculation of the Closing Date Working Capital. All variations from the calculations under Section 2.4(a) shall be summarized in writing in reasonable detail. Buyer also shall provide Seller with copies of all work papers, books and records and other documents and data that were used to prepare the Closing Date Balance Sheet and to calculate the Closing Date Working Capital and with access to, and the cooperation of, all relevant personnel. If Buyer fails to deliver such Closing Date Balance Sheet and Closing Date Working Capital by such 60th day, the Estimated Closing Date Balance Sheet and Estimated Closing Date Working Capital shall be considered final. If Buyer does deliver such Closing Date Balance Sheet and Closing Date Working Capital by such 60th day, Seller shall have the right to dispute the Closing Date Balance Sheet and the Closing Date Working Capital calculation (and any items therein) and make any proposed adjustments thereto as provided in Section 2.4(c).

(c) Dispute Resolution Procedures. Seller shall have until the 30th day after Buyer delivers to Seller the Closing Date Balance Sheet, the Closing Date Working Capital calculation and the work papers and other documents and data that were used to prepare the same in which to review the Closing Date Balance Sheet and Closing Date Working Capital and propose any adjustments thereto. All adjustments proposed by Seller shall be set out in reasonable detail in a written statement delivered to Buyer (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet and Closing Date Working Capital, unless Buyer objects in writing to such proposed adjustments (the proposed adjustment or adjustments to which Buyer objects are referred to herein as the “Contested Adjustments” and Buyer’s objection notice is referred to herein as the “Contested Adjustment Notice”) within ten days after Seller’s delivery of the Adjustment Statement to Buyer. If at the time of delivery of the Contested Adjustment Notice, Seller and Buyer do not dispute that a sum, net of the effects of the Contested Adjustments, is owed by one party to the other pursuant to Section 2.4(d) (an “Interim Payment”), then the owing party shall pay such Interim Payment within five Business Days thereafter. Buyer’s Contested Adjustment Notice shall provide reasonably specific and detailed objections to, and Buyer’s good faith calculations of, the Contested Adjustments. If Buyer timely delivers a Contested Adjustment Notice to Seller, Buyer and Seller shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution is not obtained within 30 days after Buyer delivers to Seller said timely Contested Adjustment Notice, either Buyer or Seller may at any time thereafter retain for the benefit of both parties a nationally recognized independent accounting firm reasonably acceptable to both Seller and Buyer (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. The Independent Accountant shall be the sole arbiter of all matters, procedural or substantive, as to the Contested Adjustments. Each of the parties shall execute any engagement agreements and fund one-half of any retainer amount customarily requested by the Independent Accountant (subject to the reimbursement provisions contained below). If the Independent Accountant is retained, then Seller and Buyer shall each submit to the Independent Accountant in writing, not later than 15 days after the Independent Accountant is retained, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests. The Independent Accountant shall not review or take into account any information that is not submitted in writing on a timely basis in accordance with the deadlines in this Section 2.4 and shall only make a determination as to the Contested Adjustments (and only within the ranges submitted by the parties) and not any other items on the Closing Date Balance Sheet or affecting the Closing Date Working Capital. The Independent Accountant shall, within 30 days after receiving the positions of both Seller and Buyer and all supplementary supporting documentation requested by the Independent Accountant, but in any event no later than 45 days after being retained, render its decision as to the Contested Adjustments, which decision shall be deemed an arbitral award that is final and binding on, and nonappealable by, Seller and Buyer. The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Contested Adjustments, in the aggregate, is furthest from the Independent Accountant’s calculation of the Contested Adjustments, in the aggregate, based on the relative absolute values of such estimates and calculation, and any retainer payment provided to the Independent Accountant by the other party shall promptly be refunded to such party. The decision of the Independent Accountant shall include a certificate of the Independent Accountant setting forth the Closing Date Working Capital calculation (the “Settlement Certificate”). The “Closing Date Working Capital” shall be deemed to include all proposed adjustments not disputed by Buyer and those adjustments accepted or made by the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement.

(i) If the Closing Date Working Capital as finally determined pursuant to this Section 2.4 is greater than the Estimated Closing Date Working Capital, on the Settlement Date Buyer shall pay to Seller the amount of such excess, taking into account any Interim Payment.

(ii) If the Closing Date Working Capital as finally determined pursuant to this Section 2.4 is less than the Estimated Closing Date Working Capital, on the Settlement Date Seller shall pay to Buyer the amount of such shortfall, taking into account any Interim Payment.

(iii) There shall be a “Settlement Date” after the final determination of the Closing Date Working Capital, which shall mean the following, as applicable:

(1) If Seller has not timely delivered an Adjustment Statement to Buyer, 35 days after the date Seller receives the Closing Date Balance Sheet, Closing Date Working Capital calculation and supporting documentation;

(2) If Seller has timely delivered an Adjustment Statement and Buyer has not timely delivered a Contested Adjustment Notice, 15 days after the date Buyer receives the Adjustment Statement;

(3) If Seller and Buyer have any disputes regarding Contested Adjustments and they resolve all of those disputes in writing, two Business Days after such resolution;

(4) Two Business Days after the Independent Accountant delivers the Settlement Certificate, if applicable; or

(5) Such other date as may be agreed in writing between Seller and Buyer.

Section 2.5 Purchase Price Adjustment with respect to Certain Contracts.

(a) If any Key Contract is terminated by the service recipient for any reason during the period from the day after the Closing Date through the date that is six months after the Closing Date, Seller shall pay to Buyer, within 60 days of the date of termination of such Key Contract, an amount in cash equal to two times the Key Contract Contribution associated with the terminated Key Contract. If any Key Contract is terminated by the service recipient for any reason during the period from the day after the date that is six months after the Closing Date through the first anniversary of the Closing Date, Seller shall pay to Buyer, within 60 days of the date of termination of such Key Contract, an amount in cash equal to the Key Contract Contribution associated with the terminated Key Contract. Notwithstanding the foregoing, Buyer shall not be entitled to any payment resulting from the termination of a Key Contract to the extent that (i) the service recipient’s termination of the Key Contract is reasonably related to (A) a breach by Buyer or any of its Affiliates who are party to such Key Contract of the terms thereof or (B) failure of Buyer or any of such Affiliates to provide services in connection with the Key Contract of at least the same quality (and using at least the same standard of care) as were provided to the service recipient prior to the Closing Date or (ii) Buyer or any of its Affiliates or Representatives (including Representatives acting in their capacity as officers or employees of Seller) encourage or induce (whether prior to or after the Closing Date) the service recipient to terminate such Key Contract.

(b) For each Prospective Contract that an Acquired Company enters into during the 24-month period immediately following the Closing Date, Buyer shall pay to Seller an amount equal to the EBITDA Contribution of such executed Prospective Contract for the 12-month period commencing on the first day of the 13th month after the commencement date of the applicable Prospective Contract, payable within 90 days after the end of such 12 month period; provided, however, that the amount payable with respect to any executed Prospective Contract pursuant to this Section 2.5(b) shall not be less than 90%, nor more than 110%, of the Pricing Model Contribution associated with such Prospective Contract for those Prospective Contracts for which a Pricing Model Contribution amount is set forth on Schedule 2.5(b), and for other Prospective Contracts shall not be less than 90%, nor more than 125%, of the Pricing Model Contribution associated with such Prospective Contract; provided further, that the aggregate payments by Buyer to Seller in respect of all executed Prospective Contracts shall not exceed $5,000,000.

(c) Buyer shall deliver to Seller a report showing an itemized calculation of the EBITDA Contribution associated with each executed Prospective Contract (along with any supporting documentation reasonably requested by Seller) within 30 days after the end of each fiscal quarter of the Acquired Companies. At the reasonable request of Seller, Buyer shall deliver any information or documentation relating to the circumstances surrounding any termination of a Key Contract by the service recipient prior to the first anniversary of the Closing Date.

(d) In the event of a good faith disagreement between the parties with respect to the calculation of the EBITDA Contribution of any executed Prospective Contract, the parties shall use commercially reasonable efforts to resolve such disagreement in a timely fashion. In the event that the parties are unable to resolve such disagreement within 30 days, either party may retain a nationally recognized accounting firm that is reasonably acceptable to each party in order to resolve such disagreement. The accounting firm shall use the same procedures that are set forth in Section 2.4(c) herein with respect to the settlement of a Contested Adjustment, mutatis mutandis, in order to settle such disagreement.

(e) Buyer agrees to use commercially reasonable efforts to attempt to enter into each Prospective Contract in a timely fashion, and shall not take any actions outside of the ordinary course of business that would minimize or reduce the amounts payable under Section 2.5(b) above.

Section 2.6 Tax Treatment of Payments. Any payments made with respect to adjustments under Section 2.4 or Section 2.5 shall be deemed to be, and each of Buyer and Seller shall treat them as, adjustments to the Purchase Price for federal, state, local and all other income Tax purposes.

Section 2.7 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing Date, such dispute shall be resolved by the Independent Accountant, whose fees and expenses shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to any provision of this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller represents and warrants to Buyer as follows:

Section 3.1 Due Organization, Good Standing, Power and Enforceability.

(a) Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Florida. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Each Acquired Company is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Acquired Company is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the property owned, leased or operated by such Acquired Company, or the nature of the business conducted by such Acquired Company, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) All of the Subsidiaries of the Company are listed in Section 3.1(d) of the Disclosure Schedules. The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other voting and equity interests of each of its Subsidiaries, and except for such Subsidiaries, the Company does not own, directly or indirectly, any equity interest in any Person.

Section 3.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or bylaws of Seller or the organizational or operating documents of any Acquired Company; (b) result in a violation or breach of any provision of any Law or Order applicable to Seller or any Acquired Company; or (c) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, any material

Contract of Seller or any Acquired Company, except in the cases of clauses (b) and (c), where the violation, breach, requirement, conflict, default or acceleration or failure to give notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3 Capitalization.

(a) As of the date hereof, Seller owns, of record and beneficially, the Shares, and as of the Closing Date will own, of record and beneficially, the Interests, in each case free and clear of all Liens, except for Permitted Liens and Liens arising under applicable state or federal securities Laws. As of the date hereof, the Shares constitute all of the outstanding voting and equity interests in the Company. The Shares have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, the Interests shall be validly issued, fully-paid and non-assessable, shall constitute all of the outstanding voting and equity interests of the Converted Entity and Buyer shall own all of the Interests, free and clear of all Liens.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating any Acquired Company to issue or sell any equity interest in any of the other Acquired Companies. Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no voting trusts, limited liability company operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. Except as set forth in Section 3.3(b) of the Disclosure Schedules, none of the Acquired Companies is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment that obligates it to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any equity interest in any of the Acquired Companies.

Section 3.4 Governmental Approvals. No consent of or filing with any Governmental Entity is necessary or required with respect to Seller or the Acquired Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the consents or filings set forth on Section 3.4 of the Disclosure Schedules and (b) any other consents or filings the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair Seller’s ability to perform its obligations hereunder.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Seller has furnished to Buyer (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2010 and 2011, and the related audited consolidated statements of income, shareholders’ equity and retained earnings and cash flows for the fiscal years ended December 31, 2010 and 2011 (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2012 (the “Balance Sheet Date”), together with the unaudited consolidated statements of income, shareholders’ equity and retained earnings and cash flows for the nine-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedules, the Acquired Companies do not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) liabilities reflected in the Financial Statements or in the Closing Date Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities incurred in connection with the transactions contemplated hereby and (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.

Section 3.6 Absence of Certain Changes. During the period from the Balance Sheet Date to the date of this Agreement, (a) the businesses of the Acquired Companies have been conducted in all material respects in the ordinary course, (b) no Acquired Company has materially increased the compensation of any officer or granted any general salary or benefits increase to its employees, other than in the ordinary course of business or pursuant to a written employment agreement, (c) no Acquired Company has acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing and (d) there has been no material change by the Acquired Companies in accounting principles, practices or methods except as required by Law or GAAP.

Section 3.7 Compliance with Laws. The operations of the Acquired Companies are not currently being conducted in material violation of any Law or Order applicable to the Acquired Companies.

Section 3.8 Permits. The Acquired Companies hold all material federal, state, local and foreign permits, approvals, licenses and authorizations, from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the businesses of the Acquired Companies as presently conducted, or that are necessary for the lawful ownership of their properties and assets. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No Acquired Company is in material violation of any such Permit, and, to the Knowledge of Seller, no revocation, suspension or material limitation of any such Permit has been threatened.

Section 3.9 Litigation. There is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Seller, threatened against or affecting the Acquired Companies or any of their properties or rights, except for any Actions that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.10 Employee Benefit Plans.

(a) A true, complete and correct list of all material Benefit Plans is set forth in Section 3.10 of the Disclosure Schedules. Except as disclosed in Section 3.10 of the Disclosure Schedules, there is no Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none of the Acquired Companies or their ERISA Affiliates has any obligation to contribute to any Multiemployer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan is in compliance with applicable Laws and has been administered and operated in accordance with its terms. Each Benefit Plan sponsored or maintained by any of the Acquired Companies that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination. No Benefit Plan is subject to Section 412 of the Code or Section 302 of ERISA. All contributions due from any Acquired Company under any Benefit Plan have been timely paid to each such Benefit Plan, except where any such failure to make timely payment is not reasonably likely to result in any material liability to any Acquired Company. No Acquired Company has any material current or projected liability in respect of post-employment or post-retirement health or medical, life insurance or other welfare benefits for retired, former or current employees of such Acquired Company or any spouse or dependent of any such person, except as required under applicable Law. None of the Acquired Companies nor any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any liability under Title IV of ERISA that has not been satisfied in full. None of the Acquired Companies nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code. No claim, Action or litigation has been made, commenced or, to the Knowledge of Seller, threatened in writing with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).

(b) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or result in (i) the acceleration or increase of any obligation or benefits under any Benefit Plan, including accelerated vesting or payment of any compensation or benefits under any Benefit Plan, or (ii) any payment becoming due to any current or former employee or director of any Acquired Company, including any payment or benefit that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, except in each case for any payments or obligations to be satisfied by Seller not later than the Closing Date.

Section 3.11 Labor Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. No Acquired Company is a party or subject to any union or collective bargaining agreement. No labor organization or group of ten or more employees of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving the Acquired Companies. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees.

Section 3.12 Tax Matters.

(a) The Acquired Companies have filed or caused to be filed all returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the Acquired Companies on or prior to the date hereof (taking into account any applicable extension of time within which to file).

(b) All material Taxes and material Tax liabilities of the Acquired Companies that are due and payable on or prior to the date hereof have been paid or accrued on the books and records of the Acquired Companies in accordance with GAAP. Other than with respect to the Taxes of the federal, state or local Tax group of which any of the Acquired Companies is a member with the Seller or any of its Affiliates (other than the Acquired Companies), no Acquired Company has any liability for the Taxes of any Person other than an Acquired Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, and no Acquired Company is a party to or bound by any Tax allocation or sharing agreement.

(c) No Acquired Company is currently the subject of an audit or other examination relating to the payment of a material amount of Taxes of such Acquired Company by the tax authorities of any nation, state or locality nor has any Acquired Company received any written notices from any taxing authority that such an audit or examination is pending.

(d) No Acquired Company (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of such Acquired Company that has not expired or (ii) is presently contesting any material Tax liability before any court, tribunal or agency.

(e) All material Taxes that the Acquired Companies are required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(f) Within the past two years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of Seller concerning tax matters.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedules lists all material Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), in each case, in the name of any of the Acquired Companies. All material filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) Except for Intellectual Property to be provided or licensed to the Acquired Companies pursuant to the License Agreement or the Services Agreement, the Acquired Companies own or otherwise have the right to use all material Intellectual Property that is used in or necessary for the operation and conduct of the business of the Acquired Companies as currently conducted in all material respects, and have taken all reasonable steps to maintain and protect their right, title and interest in and to such material Intellectual Property.

(c) Neither Seller nor any Acquired Company has received any written notice from any Person or given any written notice to any Person alleging that any other Person is infringing upon or otherwise violating in any material respect the rights of an Acquired Company in and to any Intellectual Property owned by the Acquired Companies. To the Knowledge of Seller, no Person is infringing upon or otherwise violating in any material respect the rights of the Acquired Companies in and to any Intellectual Property owned by the Acquired Companies.

(d) Neither Seller nor any Acquired Company has received any written notice from any Person alleging that the conduct of the Acquired Companies’ business as currently conducted by the Acquired Companies infringes upon or otherwise violates the Intellectual Property rights of such Person or any other Person in any material respect. The conduct of the business as currently conducted by the Acquired Companies does not infringe upon or otherwise violate the proprietary rights of any other Person in any material respect.

Section 3.14 Broker’s or Finder’s Fee. Other than Persons whose compensation shall be paid by Seller, no Person acting on behalf of Seller is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Seller or Buyer in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.15 Material Contracts. Section 3.15 of the Disclosure Schedules contains a list, as of the date hereof, of the following Contracts (each a “Material Contract”) to which an Acquired Company is a party (in each case excluding Real Property Leases):

(a) Contracts that contain a minimum annual purchase requirement of $250,000 or more, have a term of more than one year and cannot be cancelled on less than 90 days’ notice;

(b) Contracts that materially restrain, limit or impede such Acquired Company’s ability to compete or engage in any business or line of business;

(c) Contracts that are employment or consulting agreements with employees of such Acquired Company that are not terminable without penalty upon 60 days’ or less notice;

(d) Contracts for Indebtedness of such Acquired Company in excess of $250,000;

(e) Contracts pursuant to which such Acquired Company receives in excess of $250,000 per calendar year; and

(f) Contracts for the lease of personal property involving aggregate payments in excess of $250,000 in any calendar year.

Notwithstanding anything in this Section 3.15 to the contrary, “Material Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to the Closing Date. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles. No Acquired Company is in default under any Material Contract and, to the Knowledge of Seller, no other party to any such Material Contract is in default under any such Material Contract, except for any such default that would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.16 Environmental Matters. The Acquired Companies are in material compliance with all applicable Environmental Laws and have obtained, and are in material compliance with, all Permits required under applicable Environmental Laws in connection with the operation of their properties, assets and businesses. There is no Action by any Governmental Entity or other Person pending or, to the Knowledge of Seller, threatened in connection with the present operation of the properties, assets or businesses of the Acquired Companies under any Environmental Law, except for any Actions that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.17 Real Property. The Acquired Companies do not own any real property. Section 3.17 of the Disclosure Schedules contains a list of all real property leased by an Acquired Company (collectively, the “Real Property Leases”). No Acquired Company is in default under any Real Property Lease and, to the Knowledge of Seller, no other party to any such Real Property Lease is in default under any such Real Property Lease, except for any such default that would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth (a) a true and complete list of each material insurance policy maintained by Seller or its Affiliates with respect to the properties, assets, businesses, operations or employees of an Acquired Company (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect and shall remain in full force and effect immediately following the consummation of the transaction contemplated hereby. Section 3.18 of the Disclosure Schedules sets forth a true and complete list of all pending insurance claims in excess of $25,000 with respect to an Acquired Company (including pending workers’ compensation insurance claims filed by or on behalf of any employee of an Acquired Company).

Section 3.19 Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put in all material respects.

Section 3.20 Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to itself, the Shares, the Interests and the Acquired Companies, including the assets, properties and equity interests of the Acquired Companies. Seller hereby disclaims any other express or implied representations or warranties with respect to itself, the Shares, the Interests or the Acquired Companies. Any Due Diligence Materials made available to Buyer or its Affiliates or their respective Representatives do not, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives. Without limitation of the foregoing, Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Companies, and such information shall not be deemed to be relied upon by Buyer in executing any of the Transaction Documents or performing the transactions contemplated thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1 Due Organization, Good Standing, Power and Enforceability.

(a) Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of its state of formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the property owned, leased or operated by Buyer, or the nature of the business conducted by Buyer, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer. Buyer has made available to Seller copies of its articles of organization and any other applicable organization and operating documents, which are in full force and effect as of the date hereof.

(b) The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or other applicable organizational or operating documents of Buyer; (b) result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, any material Contract of Buyer, except in the cases of clauses (b) and (c), where the violation, breach, requirement, conflict, default or acceleration or failure to give notice would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.3 Governmental Approvals. No consent of or filing with any Governmental Entity is necessary or required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for any consent or filing the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to perform its obligations hereunder.

Section 4.4 Broker’s or Finder’s Fee. No Person acting on behalf of Buyer is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Buyer or Seller in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.5 Litigation. There is no Action by or before any Governmental Entity pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties or rights that would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.6 Funds; Solvency.

(a) Concurrently with the execution of this Agreement, Buyer has delivered to Seller correct and complete copies of (a) executed subscription agreements dated within 30 days of the date of this Agreement (collectively, the “Equity Commitment Letters”) evidencing irrevocable obligations to purchase not less than $14,000,000 of equity interests in Buyer (collectively, the “Equity Financing”), which funds Buyer will use to pay a portion of the Purchase Price and all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement and (b) an executed commitment letter, dated the date hereof (together with associated lender fee letters, the “Debt Commitment Letter”), from the lenders named therein, to provide Buyer with up to $30 million in senior secured credit facilities comprised of term loan facilities aggregating up to $24 million and a revolving credit facility of up to $6 million (the “Debt Financing”). The Debt Financing together with the Equity Financing is herein collectively referred to as the “Financing”, and the Debt Commitment Letter and the Equity Commitment Letters are herein collectively referred to as the “Commitment Letters.” As of the date hereof, the Commitment Letters in the forms so delivered are valid and in full force and effect, such commitments have not been withdrawn, terminated or otherwise amended or modified in any respect (and no party thereto has expressed a desire or intent to do so), and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or any of the equity investors under any term or condition of any of the Commitment Letters. The Commitment Letters constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in any Commitment Letter, (i) there are no (A) conditions precedent to the obligations of the counterparties to the Equity Commitment Letters to pay the purchase price for the equity interests in Buyer as provided therein, or (B) conditions precedent to the respective obligations of the lenders to provide the Debt Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Buyer or any of its Affiliates is a party that would permit any investor under an Equity Commitment Letter or any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the proceeds of the Equity Financing or any additional condition precedent to the availability of the Financing. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that any of the funding contemplated in the Financing will not be made available to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement. Any and all commitment fees, if any, or other fees required by any of the Commitment Letters to be paid as of the date hereof have been fully paid. The aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, will provide financing sufficient to pay the Purchase Price and all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.

(b) Buyer is not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby, Buyer and the Acquired Companies will be Solvent.

Section 4.7 Investment Intent.

(a) Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Interests, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Buyer understands that the acquisition of the Interests pursuant to the terms of this Agreement involves substantial risk. The members and other principals of Buyer have experience as investors in securities such as the Interests and equity interests of companies such as the Acquired Companies, can bear the economic risk of their investment (which may be for an indefinite period) and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of their investment in Buyer and Buyer’s investment in the Interests.

(c) Buyer acknowledges that the Interests have not been registered under the Securities Act and cannot be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Buyer understands that there is no public market for the Interests and that there can be no assurance that a public market will develop.

Section 4.8 Investigation by Buyer. Buyer has conducted its own independent investigation, verification, review and analysis of the businesses, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies to the extent Buyer deemed appropriate. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Companies and the audit workpapers of the Acquired Companies’ auditors for such purpose. Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions of Seller, other than the representations and warranties of Seller set forth in Article III.

Section 4.9 No Knowledge of Misrepresentation or Omission. None of Buyer or any of its Representatives identified in Section 1.5(b) of the Disclosure Schedules has any knowledge that the representations and warranties of Seller made in this Agreement are inaccurate or untrue (including any knowledge of errors in or omissions from the Disclosure Schedules) or that, as of the date hereof, Seller is in breach of any agreement or covenant contained in this Agreement.

Section 4.10 Exclusivity of Representations. The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer with respect to itself. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the consent of Buyer, Seller shall cause the Acquired Companies to carry on their businesses in a manner substantially consistent with current practices. Without limiting the generality of the foregoing, during such period, except as contemplated by this Agreement, as required by applicable Law or as set forth in Section 5.1 of the Disclosure Schedules, Seller shall not permit any Acquired Company to do any of the following without the consent of Buyer:

(a) adopt or propose any amendment to its organizational or operating documents;

(b) make or commit to make any capital expenditure that individually exceeds $25,000 or in the aggregate exceed $50,000;

(c) acquire or sell (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or business;

(d) terminate, cancel or amend any Material Contract;

(e) compromise or settle any account receivable in excess of $20,000 for less than the amount thereof recorded on the Financial Statements;

(f) hire, or terminate the employment of, any employee of an Acquired Company whose annual base compensation exceeds $110,000;

(g) make any changes in its accounting methods, principles or practices;

(h) settle any material claim relating to Taxes (other than a settlement related to the consolidated group of taxpayers of which the Acquired Company is a part);

(i) make any material Tax election (other than an election related to the consolidated group of taxpayers of which the Acquired Company is a part);

(j) enter into any employment, severance or retention Contract with any Person that involves annual payments in excess of $110,000;

(k) incur, guarantee or assume any Indebtedness; or

(l) agree in writing to take any of the foregoing actions.

For purposes of the foregoing, any action taken by the employees and officers of Seller and its Subsidiaries shall be deemed without any further action or writing to be taken with the consent of Buyer, unless such action was taken at the express request of the Board of Directors of Seller or any committee of such Board of Directors.

Section 5.2 Access to Information. Seller shall afford to Buyer and its Representatives reasonable access, upon reasonable advance written notice, during normal business hours prior to the Closing, to the properties, books, Contracts and records of the Acquired Companies and, with Seller’s prior consent (not to be unreasonably withheld or delayed), to the employees, officers, clients and vendors of the Acquired Companies.

Section 5.3 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its controlled Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any Acquired Company; (ii) the issuance or acquisition of equity interests in any Acquired Company; (iii) the sale, lease, exchange or other disposition of any significant portion of the Acquired Companies’ properties or assets; or (iv) the transfer or assignment of any Key Contract; provided that the term “Acquisition Proposal” shall not include any proposal or offer relating to a direct or indirect acquisition (including by way of merger, consolidation, recapitalization, asset sale or other similar transaction) of any assets or equity securities of Seller or its Subsidiaries, so long as none of such assets and equity securities consist of assets or equity securities of the Acquired Companies.

(b) Seller agrees that the rights and remedies for non-compliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.4 Notices and Consents.

(a) Seller and Buyer shall each use reasonable best efforts to obtain all third party consents that are required to be obtained in connection with the consummation of the transactions contemplated by this Agreement. Buyer agrees that, unless Seller failed to use reasonable best efforts, Seller shall not have any liability to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof.

(b) Each of the parties shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of

Governmental Entities that are required to be given, made or obtained in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.5 Employment Arrangements.

(a) The parties acknowledge that, from and after the Closing, Jorge Dominicis and David Meehan (the “Shared Executives”) shall provide employment services to both Seller and the Company. Seller shall enter into an amended employment agreement in the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable (the “Seller Employment Agreements”), acknowledging the allocation of the Shared Executive’s time between the Seller and the Company from and after the Closing. Buyer shall cause the Company to enter into an employment agreement in the form attached hereto as Exhibit D-3 or Exhibit D-4, as applicable (the “Company Employment Agreements”), providing for the employment of the Shared Executives by the Company from and after the Closing.

(b) During the term of the Services Agreement, Buyer shall not permit any of the Acquired Companies to employ any officer or executive employee of Seller or its Subsidiaries, other than the Shared Executives (each, a “GEO Executive”) in any capacity or accept any services from any GEO Executive, without the consent and approval of a disinterested committee of the Board of Directors of Seller; provided that any GEO Executive may serve as a director or chairman of the Company or of Buyer and perform the services customarily associated with each role.

Section 5.6 Employee Matters.

(a) From and after the Closing Date, Buyer shall cause the Acquired Companies to offer similar employment, severance and other compensation and benefit plans, arrangements and policies to the employees of such Acquired Company as are in effect on the date hereof (it being understood that this Section 5.6(a) shall not be deemed to prohibit the Buyer or the Acquired Companies from amending, modifying, replacing or terminating such arrangements in accordance with their terms). To the extent permitted by the employee benefit plans of Seller and applicable Law, all employees of the Acquired Companies who continue to be employed by the Acquired Companies after the Closing and who, as of the Closing, were participants in Seller’s employee benefit plans shall continue to participate in such plans until such time as the Company is able to transition the employees to employee benefit plans of the Company, but in no event later than July 1, 2013. Nothing in this Section 5.6(a), express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 5.6.

(b) Promptly following the Closing, without any action on the part of any holder, each then-outstanding unvested Employee Equity Award (other than those held by the Shared Executives) shall become fully vested, and Seller shall terminate and settle each such Employee Equity Award by payment to the holder of an amount in cash (subject to applicable payroll and withholding taxes) equal to the value of such Employee Equity Award based on the Seller Closing Stock Price (net of any exercise price or other base amount used to calculate the value of such Award). Seller shall make all payments due pursuant to this Section 5.6(b) within

15 days after the Closing Date and shall take all actions that may be necessary under its stock-based compensation plans and other legal requirements to effectuate the acceleration, termination and settlement of Employee Equity Awards pursuant to this Section 5.6(b). For the avoidance of doubt, this Section 5.6 shall not apply to any equity-based award held by any employee or consultant of Seller or any of its Subsidiaries who immediately after the Closing continues to be employed or retained by such entity.

Section 5.7 Conversion to Limited Liability Company. Seller shall use reasonable best efforts to effect the Conversion prior to the Closing Date and to effect the conversion, prior to the Closing Date, of each of the other Acquired Companies to a limited liability company under the laws of its current jurisdiction of organization. In furtherance thereof, Seller shall, and shall cause its Affiliates to, execute, deliver and file such documents and instruments, in such form as shall be reasonably satisfactory to Buyer, and take such further actions as may be reasonably required to effect the Conversion and such other conversions prior to the Closing Date.

Section 5.8 License Agreement. Schedule 5.8 sets forth the Marks and Domain Names owned by Seller or its Affiliates and used by the Acquired Companies in their businesses (collectively, the “Seller Retained Marks”). Notwithstanding anything herein to the contrary, if at any time, either Buyer or Seller (or any of the Acquired Companies) discovers any Mark or Domain Name registration or application for any Seller Retained Mark that is owned or registered in the name of the Acquired Companies, the parties hereto shall take all reasonable actions to promptly effect the transfer and assignment of such Mark or Domain Name registrations and applications to Seller or one of its Affiliates (as determined by Seller). Upon the Closing, Seller and the Company shall enter into the License Agreement with respect to the Seller Retained Marks. Except as expressly set forth in the License Agreement, neither Buyer nor any of its Affiliates shall have any right or license to use the Seller Retained Marks and shall cease any and all use thereof.

Section 5.9 Release of Guarantors and Collateral. Schedule 5.9 contains a list of all obligations of Seller for which any of the Acquired Companies is a guarantor (the “Guaranteed Obligations”). On or prior to the Closing Date, Seller shall cause (i) each of the Acquired Companies to be released unconditionally as a guarantor of each of the Guaranteed Obligations and (ii) all Liens placed on the assets of the Acquired Companies as security for the Guaranteed Obligations to be released. All Indebtedness of any of the Acquired Companies to Seller or any of its Subsidiaries shall be cancelled as of the Closing Date.

Section 5.10 Public Announcements. Buyer and Seller each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other, unless required by applicable Law and then only to the extent so required.

Section 5.11 Transfer Taxes. Each of Buyer and Seller shall pay one half of all stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.12 Preservation of Records.

(a) For a period of seven years after the Closing Date or such other longer period as may be required by applicable Law, Buyer shall preserve and retain, and shall cause the Acquired Companies to preserve and retain, all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Acquired Companies (including (i) any documents relating to any governmental or non-governmental Actions or investigations and (ii) all Returns, schedules, work papers and other material records or other documents relating to the Acquired Companies’ Taxes) relating to the Acquired Companies’ businesses and operations prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Buyer may dispose of any such books and records that are offered to, but not accepted by, Seller. Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 5.12 shall be binding upon the successors and assigns of Buyer. In the event Buyer or the Acquired Companies, or their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets to any Person, then, and in each case, proper provision shall be made so that the successor, assign or acquirer of Buyer or the Acquired Companies, as the case may be, honor Buyer’s obligations that are set forth in this Section 5.12.

(b) If and for so long as either of Buyer or Seller is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving an Acquired Company, the other party shall cooperate with it and its counsel in the defense or contest, make available its personnel and provide such testimony and access to its books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 5.13 Resignation of Officers and Directors. Upon Buyer’s written request received by Seller no less than three Business Days prior to the Closing Date, Seller shall cause any officer or member of the board of directors or similar governing body of an Acquired Company whose resignation is requested by Buyer to resign from such position as of the Closing Date.

Section 5.14 Financing.

(a) Buyer shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, including using commercially reasonable efforts to: (i) enter into definitive agreements regarding the Debt Financing; (ii) timely satisfy (or obtain a waiver of) all conditions in such definitive agreements within Buyer’s control; and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing. Buyer shall enforce promptly its rights under the Debt Commitment Letter. Without the prior written consent of Seller, Buyer shall not, and shall not permit any of its Affiliates to, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter. In the event any portion of the Debt Financing expires or is terminated or otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall notify Seller promptly (and in any event within two Business Days) in writing of such unavailability and the reasons therefor and shall thereafter use its commercially reasonable efforts to obtain alternative financing (“Alternative Financing”), including from alternative sources on terms no less favorable to Buyer than those set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any Alternative Financing and shall not permit any material amendment or material modification to be made to any Debt Commitment Letter without the prior written consent of Seller. Buyer shall provide prompt notice to Seller upon receiving the Debt Financing or any Alternative Financing and shall furnish to Seller correct and complete copies of the definitive agreements with respect thereto upon their execution.

(b) Buyer shall cause the Equity Financing to be obtained, shall proceed with the transactions contemplated by the Equity Commitment Letters and shall promptly enforce its rights under the Equity Commitment Letters. Buyer shall not permit any amendment or modification to be made to any of the Equity Commitment Letters without the prior written consent of Seller if such amendment or modification would reasonably be expected to delay or prevent the Closing or make the funding of the Equity Financing less likely to occur.

(c) Seller shall cause the Acquired Companies to cooperate in connection with the arrangement of the Debt Financing as Buyer may reasonably request, including by (i) participating in meetings (including lender meetings), presentations, due diligence and drafting sessions; (ii) assisting with the preparation of materials for presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing; (iii) furnishing Buyer and its financing sources financial and other pertinent information regarding the Acquired Companies as Buyer may reasonably request to consummate the offerings of debt securities contemplated by the Debt Financing; (iv) requesting of the appropriate Person, and using their good faith efforts to obtain, such accountant’s letters, legal opinions, and similar assurances as Buyer may reasonably request; (v) cooperating with, in accordance with and subject to the limitations contained in Section 5.2, prospective lenders involved in the Debt Financing to provide access to the Acquired Companies’ assets, cash management and accounting systems; and (vi) otherwise reasonably cooperating in Buyer’s efforts to obtain the Financing (including requesting of the appropriate Persons, and using their good faith efforts to obtain, customary officers’ certificates and other similar documents as Buyer may reasonably request and facilitating the pledge of, and granting of security interests in, the equity interests and assets of the Acquired Companies after the Closing); provided that the Acquired Companies shall not be required to provide cooperation under this Section 5.14(b) that: (A) unreasonably interferes with the ongoing business of the Acquired Companies or is unlawful; (B) is reasonably likely to cause any representation, warranty or other covenant in this Agreement to be breached; (C) is reasonably likely to cause any closing condition set forth in Article VI to fail to be satisfied or otherwise to cause the breach of this Agreement or any Contract to which an Acquired Company is a party; or (D) is reasonably likely to cause Seller or its Affiliates to incur any material liability.

Section 5.15 Tax Matters. Notwithstanding any other provision of this Agreement to the contrary, the following provisions of this Section 5.15 shall govern the allocation between Buyer and Seller of responsibility for certain Tax matters addressed herein following the Closing Date.

(a) Seller shall prepare or cause to be prepared, and file or cause to be filed, all Returns for the Acquired Companies for all Tax periods ending on or before the Closing Date that are due after the Closing Date. Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Returns for the Acquired Companies for all Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Periods”). All such Returns shall be prepared in a manner consistent with the Acquired Companies’ past practices. Such Returns shall be provided to Seller for its review and comment and approval not later than 30 days before the due date for filing such Returns (including extensions), and Buyer shall accept all such comments that are consistent with the past practices of the Acquired Companies in preparing such Straddle Period Returns. In the event that Seller shall reasonably object to any items set forth on such Returns, such objection shall be provided to Buyer in writing no later than 15 days before the due date for filing such Returns (including extensions) and the parties shall attempt to resolve such objection in good faith prior to the due date for filing such Returns. In the event that such objection is not resolved prior to the due date for filing such Return, Buyer shall timely file such Return and the parties shall resolve the dispute in good faith after the date of such filing, amending such Return as necessary. Neither Buyer nor any of its Affiliates shall file or permit to be filed any amended Return with respect to the Acquired Companies for any Pre-Closing Taxable Period or Straddle Period without the prior written consent of Seller.

(b) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for Straddle Periods, the portion of such Taxes related to the Pre-Closing Taxable Period will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with past practices of the Acquired Companies.

(c) All refunds of Taxes relating to the Acquired Companies with respect to Pre-Closing Taxable Periods will be for the account of Seller, and Buyer will pay over to Seller any such refunds that Buyer or its Affiliates may receive within 15 days after receipt thereof.

(d) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to this Section 5.15 (including the preparation and filing of any claims for refunds of Taxes) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Returns, amended Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions. Buyer and Seller further agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Each party will promptly notify the other in writing upon receipt by such party (or any of its Affiliates) of notice of any pending or threatened Tax liabilities of the Acquired Companies for any Pre-Closing Taxable Period or Straddle Period. Seller will have the right (but not the obligation) to solely represent the interests of the Acquired Companies in any Tax audit or administrative or court proceeding for any Pre-Closing Taxable Period that ends on or prior to the Closing Date and to employ counsel of its choice, and Buyer agrees to cooperate in the defense of any claim in such proceeding. Seller will have the right to participate in representing the interests of the Acquired Companies in any Tax audit or administrative or court proceeding for any Straddle Period, if and to the extent that such period includes any Pre-Closing Taxable Period, and to employ counsel of its choice at its expense. Buyer and Seller agree to cooperate in the defense of any claim in such proceeding. Buyer or its Affiliates may not settle, compromise or resolve any Tax audit or administrative or court proceeding for any Pre-Closing Taxable Period or Straddle Period that includes a Pre-Closing Taxable Period without the consent of Seller, which shall not be unreasonably withheld or delayed.

(f) Any payments made under this Section 5.15 shall be deemed to be, and each party shall treat them as, adjustments to the Purchase Price for federal, state, local and all other income Tax purposes.

Section 5.16 Supplemental Information. Seller may (but is not required to), from time to time prior to the Closing, by giving notice thereof to Buyer, supplement or amend the Disclosure Schedules (each, a “Supplement”), including one or more Supplements to correct any matter first arising after the date hereof which (i) would constitute a breach of any representation or warranty contained herein if such representation or warranty were given on such date or (ii) may constitute a breach of any agreement or covenant contained herein. If, as a result of information disclosed in such Supplement, Buyer is entitled to terminate this Agreement pursuant to Section 7.1(a)(vi) but does not deliver written notice of such termination on or prior to the earlier of (A) the Closing Date or (b) the third Business Day following receipt of the Supplement, Buyer shall be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder (including its right to not consummate the transactions contemplated by this Agreement due to the failure of any of the conditions set forth in Article VI and those rights and remedies set forth in Article VIII) or under applicable Law with respect to information set forth in the Supplement and such information shall be deemed to be included in the Disclosure Schedules. Buyer shall promptly notify Seller after Buyer or any of its Representatives become aware of any matter that could be disclosed pursuant to a Supplement, and Buyer shall provide a reasonably detailed description thereof.

Section 5.17 Insurance Claims. Notwithstanding any provision of this Agreement to the contrary, Seller shall retain financial responsibility for all pending insurance claims against any Acquired Company as of the Closing Date, whether or not those claims are identified on Section 3.18 of the Disclosure Schedules, and for all insurance claims asserted from and after the Closing Date that relate to occurrences prior to the Closing Date. Any Loss incurred by an Acquired Company with respect to insurance claims that relate to occurrences prior to the Closing Date shall be deemed to be a Qualifying Loss (regardless of the amount of such Loss) and shall not be subject to the Deductible or to the maximum indemnification amount set forth in Section 8.4(a), nor shall any such Loss be counted towards the Deductible for purposes of determining whether Buyer is entitled to indemnification for any other types of Losses.

Section 5.18 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Acquired Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.19 Accounts Receivable. On the Closing Date or as soon as practicable thereafter, but in any event not more than five Business Days after the Closing Date, Seller and Buyer shall jointly notify the customers of the Acquired Companies that the Acquired Companies have been acquired by Buyer. Such notice need not be given to customers that previously had been notified in writing of the pending acquisition.

Section 5.20 Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

Section 5.21 Further Assurances. Buyer and Seller shall each execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall each use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All Permits and material declarations and filings with and notices to any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect as of the Closing Date;

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect as of the Closing Date;

(c) The Board of Directors of Seller shall have authorized and approved the REIT Conversion, and such approval shall remain in full force and effect;

(d) The Required Lenders under Seller’s senior credit facility shall have consented to the transactions contemplated by this Agreement;

(e) Each of the Company and GEO Corrections shall have executed and delivered the Services Agreement;

(f) Each of the Company and Seller shall have executed and delivered the License Agreement;

(g) Each of the Company Employment Agreements and the Seller Employment Agreements shall have been executed and delivered by all parties thereto;

(h) The Pacific Shores Subcontractor Agreement shall have been executed and delivered by all parties thereto; and

(i) No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 3.1, Section 3.3, and Section 3.14, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (disregarding all materiality and Material Adverse Effect qualifications contained therein) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The representations and warranties of Seller contained in Section 3.1, Section 3.3 and Section 3.14 shall be true and correct in all material respects on and as of the Closing Date (disregarding all materiality and Material Adverse Effect qualifications contained therein) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by a duly authorized officer of Seller to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(d) The Acquired Companies shall have been released from all Guaranteed Obligations, and all Liens placed on the assets of the Acquired Companies as security for the Guaranteed Obligations shall have been released;

(e) There shall have been no Material Adverse Effect during the period from the date of this Agreement to the Closing;

(f) All of the Key Contracts shall be in full force and effect and no counterparty to a Key Contract shall have indicated an intention to terminate such Key Contract in connection with the transactions contemplated by this Agreement;

(g) Buyer shall have been provided with evidence reasonably satisfactory to it that the conversion of each of the Acquired Companies to a limited liability company under the laws of its current jurisdiction of organization shall have occurred;

(h) Seller shall have executed and delivered the Assignment; and

(i) Seller shall have delivered to Buyer any other certificates, documents or instruments required to be delivered by this Agreement.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.1 and Section 4.4, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (disregarding all materiality and Material Adverse Effect qualifications contained therein) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer contained in Section 4.1 and Section 4.4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by a duly authorized officer of Buyer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(d) Buyer shall have delivered to Seller the Closing Date Cash Payment and the reimbursement of Buyer Expenses in accordance with Section 2.3; and

(e) Buyer shall have delivered to Seller any other certificates, documents or instruments required to be delivered by this Agreement.

Section 6.4 Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure results (a) from any breach of a representation or warranty which Buyer or any of its Representatives was aware of on the date hereof or (b) from any breach of a covenant unless Buyer and its Representatives have used their best efforts to prevent such breach (including taking action in such Representative’s capacity as a director, officer or employee of Seller or any of the Acquired Companies, if applicable).

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller if:

(1) the Closing does not occur on or before December 31, 2012; or

(2) a Governmental Entity shall have issued an Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii) by Buyer if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, such that a condition set forth in Section 6.2(a) or 6.2(b) is not satisfied and such breach is not capable of being cured prior to December 31, 2012 or, if curable, is not cured prior to December 31, 2012;

(iv) by Seller if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, such that a condition set forth in Section 6.3(a) or 6.3(b) is not satisfied and such breach is not capable of being cured prior to December 31, 2012 or, if curable, is not cured prior to December 31, 2012;

(v) by Buyer within three Business Days after receipt by Buyer of a Supplement pursuant to Section 5.16 which discloses the occurrence of a Material Adverse Effect; or

(vi) by Seller if the Board of Directors of Seller determines not to proceed with the REIT Conversion.

(b) The party desiring to terminate this Agreement pursuant to Section 7.1(a)(ii), (iii), (iv), (v) or (vi) shall give prior written notice of such termination to the other party hereto.

Section 7.2 Effect of Termination . In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Seller or Buyer or their respective Representatives or Affiliates; provided, however, that termination pursuant to Section 7.1(a)(iii), (iv) or (v) shall not relieve a defaulting or breaching party from any liability or obligation resulting from any default or breach hereunder. Notwithstanding the foregoing, the provisions of this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) The respective representations and warranties of Seller and Buyer contained in Articles III and IV (except as set forth below) shall survive the Closing solely for the purpose of Sections 8.2 and 8.3 until the date that is twelve months after the Closing Date; provided that the representations and warranties in Section 3.1 (Due Organization, Good Standing, Power and Enforceability), Section 3.3 (Capitalization), Section 3.14 (Broker’s or Finder’s Fee), Section 4.1 (Due Organization, Good Standing, Power and Enforceability) and Section 4.4 (Broker’s or Finder’s Fee) shall survive until the date of expiration of all applicable statutes of limitation.

(b) Neither Seller nor Buyer shall have any liability whatsoever with respect to any representation or warranty unless a claim is made hereunder prior to the expiration of such survival period and in accordance with the provisions of this Article VIII, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification of Buyer . Subject to the limitations set forth in this Article VIII, from and after the Closing, Seller agrees to and shall indemnify Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) and save and hold each of them harmless against any Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of (i) any failure of any representation or warranty made by Seller in Article III of this Agreement to be true and correct and (ii) any breach of any covenant or agreement by Seller contained in this Agreement.

Section 8.3 Indemnification of Seller . Subject to the limitations set forth in this Article VIII, from and after the Closing, Buyer agrees to and shall indemnify Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) and save and hold each of them harmless against any Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of (i) any failure of any representation or warranty made by Buyer in Article IV of this Agreement to be true and correct and (ii) any breach of any covenant or agreement by Buyer contained in this Agreement.

Section 8.4 Limitation on Indemnification, Mitigation.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) Buyer shall not be indemnified for any claim for indemnification pursuant to Section 8.2 unless and until the aggregate amount of Qualifying Losses that may be recovered for indemnification pursuant to Section 8.2 equals or exceeds $360,000 (the “Deductible”), in which case Buyer shall be entitled to recover the aggregate amount of Qualifying Losses in excess of the Deductible and (ii) the maximum aggregate amount of indemnifiable Losses that may be recovered by Buyer through indemnification pursuant to Section 8.2 shall be equal to $5,000,000.

(b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be indemnified for any Loss in connection with this Agreement to the extent that such Loss relates to (i) any action taken by Buyer or any other Person (other than Seller) in breach of this Agreement, (ii) any liability of the Acquired Companies for Taxes with respect to any Tax period (or a portion thereof) that begins after the Closing Date, or (iii) any breach of a representation, warranty or covenant if Buyer or any of its Affiliates or Representatives had knowledge of such breach on the date hereof or at the time of Closing. Buyer shall take and shall cause its Affiliates and Representatives to take all commercially reasonable steps to mitigate any Loss, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (i) any amounts recovered, or reasonably expected to be recovered, by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received, or reasonably expected to be received, as an offset against such Loss (each source of recovery referred to in clauses (i) and (ii), a “Collateral Source”), and (iii) an amount equal to the realizable Tax benefit, if any, attributable to such Loss. Additionally, Buyer’s Losses (A) shall be net of any accruals or reserves to the extent accrued or reserved for in the Financial Statements, the Closing Date Balance Sheet or the Closing Date Working Capital calculation, and (B) shall not be duplicative of (1) any amount to the extent included as a liability in the Closing Date Working Capital, (2) any adjustment included in the calculation of Closing Date Working Capital or (3) any Loss related to an adjustment that was the subject of a dispute as to the Closing Date Working Capital.

The Indemnifying Party may, as a condition of providing indemnification, require an Indemnified Party to assign its rights to seek recovery from Collateral Sources; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the right to seek recovery from any such Collateral Source is not assigned, the Indemnified Party shall use commercially reasonable efforts to seek recovery from such Collateral Source; provided that the costs incurred by the Indemnified Party in seeking such recovery may be deducted from any amounts recovered or received from such Collateral Source. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.2 or Section 8.3.

Section 8.6 Indemnification Procedure.

(a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to any Section of this Agreement (an “Indemnified Party”), or promptly after the assertion of a Third-Party Claim (as described below) that may give rise to indemnification hereunder, if the Indemnified Party is (x) Buyer, it shall deliver to Seller, or (y) Seller, it shall deliver to Buyer (Seller or Buyer, as the case may be, the “Indemnifying Party”), a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or incurred Losses (or may incur Losses in connection with a Third-Party Claim) for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated (or, in the case of a Third-Party Claim, the basis for any anticipated liability), the date such item was paid or incurred and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver to the Indemnified Party a notice to such effect. The Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and the Indemnifying Party agree on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party may submit such dispute to a court of competent jurisdiction as set forth in Section 9.8.

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b), and claims for Losses the validity and amount of which have been the subject of a final non-appealable judicial determination as described in Section 8.6(b) or that have been settled with the consent of the Indemnifying Party as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten Business Days after the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two Business Days prior to such payment.

Section 8.7 Third-Party Claims.

(a) Promptly after the assertion by any third party of any claim, demand or notice against any Indemnified Party that results or may result in the incurrence by such Indemnified Party of any Loss (provided such Loss is based upon an actual breach by the Indemnifying Party) for which such Indemnified Party would be entitled to indemnification under this Article VIII (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The procedures for asserting any such Third-Party Claim or objecting to the indemnification of an Indemnified Party in respect of any Third-Party Claim shall be governed by the provisions of Section 8.6. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the defense of any Third-Party Claim, and so long as the Indemnifying Party is reasonably contesting such Third-Party Claim in good faith, it will have the sole right to compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement; provided further, however, no Indemnifying Party may compromise or settle any Third-Party Claim hereunder without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The parties hereto shall reasonably cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnified Party’s records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, interviews, discovery and court appearances. Any party assuming the defense of any Third-Party claim shall keep the other party reasonably informed at all times of the progress and development of such party’s defense of and compromise efforts related to such Third-Party Claim, and shall furnish the other party with copies of all relevant pleadings and correspondence.

Section 8.8 Sole Remedy/Waiver. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that, should the Closing occur, the remedies provided for in this Article VIII shall be the parties’ sole and exclusive remedy for any breach of the representations, warranties, agreements or covenants contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto or the transactions contemplated herein or therein (other than claims arising from the other Transaction Documents, or claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement). In furtherance of the foregoing, the parties hereby waive (other than for claims arising from the other Transaction Documents, or claims arising fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller, any of the Acquired Companies or any of their respective Representatives, or Buyer or its Representatives, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common law or otherwise) for any breach of the representations, warranties, agreements or covenants contained in this Agreement, except pursuant to the indemnification provisions set forth in this Article VIII.

Section 8.9 Tax Treatment of Indemnity Payments. Any payments made under this Article VIII shall be deemed to be, and each party shall treat them as, adjustments to the Purchase Price for federal, state, local and all other income Tax purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Costs and Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 9.2 Waiver. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or of any other right.

Section 9.3 Notices. Except as otherwise specifically set forth herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered prepaid by hand or prepaid overnight courier service, sent by facsimile or sent by electronic mail via portable document format and shall be effective and deemed to have been given (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent delivery charges pre-paid by nationally recognized overnight courier guaranteeing next business day delivery, and (iii) upon receipt of confirmation, if sent by facsimile or electronic mail, in each case:

(a)	if to Seller:

The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Attention: Legal Department
Facsimile: (561) 999-7647
Email: jbulfin@geogroup.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Leonard Kreynin
Facsimile: 212-701-5937
Email: leonard.kreynin@davispolk.com

(b)	if to Buyer:

GEO Care Holdings LLC
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Attention: Legal Department
Facsimile: (561) 999-7647
Email: jbulfin@geogroup.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attn: David L. Perry
Facsimile: (561) 650-8399
Email: david.perry@hklaw.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement, will be deemed to have been received at the earliest time provided for by this Agreement.

Section 9.4 Entire Agreement. This Agreement, together with the Disclosure Schedules and any Supplement, and the Transaction Documents contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, covenants, representations, warranties and understandings, oral and written, with respect thereto.

Section 9.5 Binding Effect; Benefit; Assignment; Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 9.5 will be void. Except as otherwise specified herein, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 9.6 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties hereto.

Section 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signed counterpart to this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.8 Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the conflict of Laws rules thereof. The state or federal courts located within Palm Beach County in the State of Florida shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in Law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property are immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. Notwithstanding the foregoing, nothing in this Section 9.8 shall be deemed to limit the rights and obligations of the parties under Section 2.3.

Section 9.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 9.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Disclosure Schedules. A disclosure in any particular Section of the Disclosure Schedules or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure describes the exception so that any exception to any such other representation or warranty is reasonably apparent. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Acquired Companies. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 9.12 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 9.13 Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement. The parties hereto waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 9.8, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its respective duly authorized officer as of the date first above written.

BUYER: GEO CARE HOLDINGS LLC

By:	/s/ George C. Zoley
	Name:	George C. Zoley
	Title:	Chairman and CEO

SELLER: THE GEO GROUP, INC.

By:	/s/ Richard H. Glanton
	Name:	Richard H. Glanton
	Title:	Chairman of the Independent Committee

Signature Page to Purchase Agreement

Exhibit B

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) dated as of December __, 2012 (the “Effective Date”), is made by and between The GEO Group, Inc., a Florida corporation (“Licensor”) and GEO Care, LLC, a Florida limited liability company (“Licensee”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Licensor and GEO Care Holdings, LLC (“Buyer”), an Affiliate of Licensee, have entered into that certain Purchase Agreement, dated as of December 6, 2012 (the “Purchase Agreement”), pursuant to which, among other things, Licensor agreed to sell Buyer all of the equity interests in Licensee upon the terms and conditions set forth therein;

WHEREAS, the Purchase Agreement requires the execution and delivery of this Agreement by the Parties at the Closing; and

WHEREAS, Licensee desires to obtain and Licensor is willing to grant, certain rights to enable Licensee to use the Licensed Property, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The initially capitalized terms used and not defined in this Agreement shall have their respective meanings as defined in the Purchase Agreement. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“Business” means residential treatment, sexual offender and correctional facility healthcare services, in each case as provided by the Licensee and its Subsidiaries as of the Closing Date and any natural extensions thereof, but excludes any business conducted by Licensor immediately after the Closing Date.

“Licensed Marks” means the trademarks and service marks set forth in Exhibit A hereto.

“Licensed Property” means the Licensed Marks and the internet domain names set forth in Exhibit A hereto.

“Promotional Material” means all material used in the promotion of, or otherwise in connection with, the Business (whether written or recorded in any other medium) and includes artwork, advertising materials (irrespective of the medium in which they are recorded), display materials, packaging materials, brochures, posters and internal and external signage.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Effective Date	Preamble
License	2.01
Licensee	Preamble
Licensor	Preamble
Licensor Indemnitees	6.03
Party	Preamble
Parties	Preamble
Purchase Agreement	Preamble
Term	7.01

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and

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including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable Law. All amounts due hereunder shall be payable in funds denominated in U.S. dollars.

ARTICLE 2

GRANT OF LICENSE

Section 2.01. Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive, non-transferable (except as set forth in Section 8.01), non-sublicensable (except as set forth in Section 2.02) license to use the Licensed Property solely in connection with the conduct of the Business during the Term (the “License”).

Section 2.02. Sublicense Rights And Subsidiaries. (a) The License shall include the right of Licensee to grant sublicenses to its Subsidiaries; provided however, that any such sublicense shall terminate upon the date such Subsidiary ceases to be a Subsidiary of Licensee.

(b) To the extent permitted under applicable Law, Licensee shall cause each of its sublicensees to abide by and agree in writing to abide by the terms and conditions of this Agreement applicable to Licensee (regardless of whether such sublicensees are expressly covered by such terms and conditions), shall enforce such terms and conditions and the provisions of any such sublicenses against its sublicensees, and shall remain responsible and liable to Licensor for the performance of its sublicensees’ obligations and for all acts or omissions of its sublicensees as if they were acts or omissions of Licensee under this Agreement.

(c) If any sublicensee takes any action or omits to take any action that would be deemed to be a breach of this Agreement if such action or omission were or were not taken by Licensee, then Licensee, upon becoming aware of such action or omission: (i) shall immediately notify Licensor thereof; (ii) upon written notice to Licensee from Licensor, shall immediately terminate the relevant sublicense to the extent it is permitted to do so under applicable Law; and (iii) shall be deemed to be in breach of this Agreement as if such action or omission were or were not taken by Licensee to the extent Licensee is permitted under applicable Law to prohibit such acts or omissions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES;

DISCLAIMERS; LIMITATION OF LIABILITY

Section 3.01. Representations and Warranties of Licensor. The execution, delivery and performance by Licensor of this Agreement are within

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Licensor’s corporate powers and have been duly authorized by all necessary corporate action on the part of Licensor. This Agreement constitutes a valid and binding agreement of Licensor enforceable against Licensor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

Section 3.02. Representations and Warranties of Licensee. The execution, delivery and performance by Licensee of this Agreement are within Licensee’s corporate powers and have been duly authorized by all necessary corporate action on the part of Licensee. This Agreement constitutes a valid and binding agreement of Licensee enforceable against Licensee in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Disclaimers; Limitation of Liability. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 3.01 AND 3.02 OF THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE LICENSE GRANTED HEREIN IS MADE ON AN “AS IS” BASIS, AND LICENSOR HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 3.04. Acknowledgement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Affiliates under the Purchase Agreement or any of the other Transaction Documents.

ARTICLE 4

OWNERSHIP AND USE OF LICENSED PROPERTY

Section 4.01. Ownership of Licensed Property; Reservation of Rights. Licensee acknowledges and agrees that Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Property. Neither this Agreement nor its performance confer on Licensee any right with respect to the Licensed Property other than those rights expressly granted pursuant to this

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Agreement. The license is exclusive, and so long as this Agreement remains in effect Licensor may not grant any other person any rights to use the Licensed Property in connection with the Business nor may it use any of the Licensed Property itself in connection with the Business. For the avoidance of doubt, except to the extent expressly set forth in the License, nothing herein shall be construed as restricting Licensor’s right to use or to grant any other person any right to use the GEO mark on a stand-alone basis or in combination with any other words or marks. Any use of the Licensed Marks by Licensee shall inure to the benefit of Licensor. Licensee shall not, (a) challenge the validity or ownership of the Licensed Property or any other marks of Licensor or claim adversely or assist in any claim adverse to Licensor concerning any right, title or interest in the Licensed Property, (b) do or permit any act which may directly or indirectly impair or prejudice Licensor’s title to the Licensed Property or be detrimental to the reputation and goodwill of Licensor, including any act which might assist or give rise to any application to remove or de-register any of the Licensed Property or other marks of Licensor, or (c) register or use or attempt to register or to use any trademark, service mark, design, company name, trade name, or domain name which may be similar to or comprise or include any of the Licensed Property.

Section 4.02. Quality Standards and Inspection. Licensee shall conform to and observe any such standards as Licensor may from time to time prescribe with respect to the Licensed Marks, including standards relative to the quality, design, identity, size, position, appearance, marking, color of the Licensed Marks, and the manner, disposition and use of the Licensed Marks and accompanying designations, on any document or other media including, without limitation, any Promotional Material. All services performed under the Licensed Marks and all goods to which the Licensed Marks are applied shall at all times be in compliance with applicable Law, and such services performed or goods supplied shall in each case be effected in a manner so as not to bring discredit upon the Licensed Marks. Licensor shall have the right to inspect any designation, document or other media including any Promotional Material, and any facilities or records, used or maintained by Licensee in connection with the performance of any services or supply of goods under one or more of the Licensed Marks.

Section 4.03. Third Party Notices. In connection with the use of any Licensed Mark that has been registered in the US Patent and Trademark Office, Licensee and its sublicensees shall mark each use with the registered trademark symbol, “®,” or such other trademark notice symbol as designated by Licensor. If any such Licensed Mark is used multiple times on or in a particular document, advertisement or other material, the symbol and notice need only be used in connection with the first prominent use of such Licensed Mark, as applicable, on or in such document, advertisement or other material. If requested in writing by Licensor, Licensee shall ensure that any material which includes a reference to any such Licensed Mark contains a written statement to the effect that such Licensed Mark is a registered trademark or service mark, as the case may be, of

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Licensor and is used by Licensee under license, or such other statement as Licensor may reasonably require from time to time.

Section 4.04. Right To Bring Action. Notwithstanding anything herein to the contrary, Licensor shall have the sole and exclusive right to take or bring any action, legal or otherwise, in connection with any infringement of the Licensed Property (it being understood that Licensor shall not be obligated to take or bring any such action). Licensor may require Licensee to lend its name to such proceedings and provide reasonable assistance.

ARTICLE 5

LICENSE FEE

Section 5.01. License Fee. As consideration for the License, Licensee shall pay Licensor an annual fee of four hundred thousand U.S. dollars (US$400,000), payable in equal monthly installments on the first day of each calendar month during the Term, prorated for any partial month at the beginning or end of the Term. Each payment by Licensee hereunder shall be made by electronic transfer in immediately available funds, at Licensor’s election, via either a bank wire transfer or any other means of electronic funds transfer to a bank account specified in writing by Licensor to Licensee. Licensor may change such account by written notice at least five (5) Business Days before any payment is due.

ARTICLE 6

INFRINGEMENT AND INDEMNIFICATION

Section 6.01. Infringement of Licensed Marks by Third Party. Licensee shall immediately notify Licensor in writing of any unauthorized or improper use by any Person of any Licensed Marks of which Licensee has knowledge, including any information with respect to the particulars of such infringement and any other information which it may have relating to such infringement.

Section 6.02. Third Party Actions. Licensee shall promptly notify Licensor in writing of any allegations, claims or demands (actual or threatened) against Licensee or any of its Subsidiaries for infringement of any Intellectual Property rights of any third parties by reason of Licensee’s or any of its sublicensee’s use of the Licensed Marks and provide all particulars requested by Licensor. Licensee shall not enter into any settlement, admit any liability or consent to any adverse judgment that would adversely affect the rights or interest of Licensor in and to the Licensed Marks without the prior written consent of Licensor. Licensor shall have the right to employ separate counsel and participate in the defense of any such action at its own expense.

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Section 6.03. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor and each of Licensor’s Affiliates and their respective partners, directors, officers, employees, agents and representatives (the “Licensor Indemnitees”) from and against all losses, claims, damages, liabilities, demands, proceedings and costs (including reasonable attorneys’ fees) related to or arising out of the use of the Licensed Marks by Licensee or its sublicensees and the exercise of Licensee’s rights and obligations under this Agreement. If any Licensor Indemnitee shall have a claim for indemnity against Licensee under this Section 6.03, the procedures set forth in Sections 8.6 and 8.7 of the Purchase Agreement shall apply with respect to such claim.

ARTICLE 7

TERM AND TERMINATION

Section 7.01. Term. This Agreement is effective as of the Effective Date and continues in full force and effect for a term of five (5) years unless terminated in accordance with Section 7.02 or Section 7.04 (the “Term”).

Section 7.02. Termination by Licensor. Licensor may immediately terminate this Agreement by written notice to Licensee in the event that (a) Licensee is in material breach of any provision of this Agreement and fails to remedy the same within thirty (30) days after receipt of a written notice giving particulars of such breach and requiring it to be remedied; or (b) Licensee files a voluntary petition under the United States Bankruptcy Code or the insolvency laws of any state, or has an involuntary petition filed against it under the United States Bankruptcy Code, or a receiver appointed for its business, unless such petition or appointment of a receiver is dismissed within 90 days. In the event that Licensor terminates this Agreement under this Section 7.02, Licensee shall nevertheless be obligated to continue to pay the remaining installments of the license fee under Section 5.01 for the balance of the initial five year period comprising the Term.

Section 7.03. Effect of Termination; Survival. Upon expiration or termination of this Agreement, Licensee shall and shall cause each of its sublicensees to (a) cease and discontinue all uses of the Licensed Property or any derivation thereof in any form and remove all Licensed Property from any publications, signage, corporate letterhead, stationary, business cards, marketing material or content and the like, internet or other electronic communications vehicles, including internet domain names, as well as all other information or other materials of Licensee or any of its sublicensees and (b) change the name of Licensee to a name that does not include any of the Licensed Marks. In the event that Licensee or any of its sublicensees fails to comply with any of the foregoing obligations, Licensee agrees and hereby specifically consents to Licensor obtaining a decree of a court having jurisdiction over Licensee or any of its sublicensees ordering Licensee and its sublicensees to comply with the foregoing.

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Notwithstanding anything in this Agreement to the contrary, Sections 3.03, 3.04, 4.01, 6.03, 7.02 and 7.03 and Article 8 shall survive any expiration or termination of this Agreement.

Section 7.04. Licensee Termination Right. Licensee may terminate this Agreement at any time by providing written notice to Licensor specifying an effective date of termination that is not less than 30 days after the date of the notice and paying Licensor, not later than the specified effective date of termination, a lump sum amount in cash equal to all remaining payments of the license fee under Section 5.01 that would be required to be made to Licensor for the balance of the initial five year period comprising the Term, discounted to present value as of the date of payment at the annual rate of 10%.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Assignment. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Licensee, in whole or in part, without the prior written consent of Licensor.

Section 8.02. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given,

if to Licensee, to:

GEO Care, LLC

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Attention: Legal Department

Facsimile: (561) 999-7647

if to Licensor, to:

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Attention: Legal Department

Facsimile: (561) 999-7647

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or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.03. Specific Performance. The Parties acknowledge that money damages are not an adequate remedy for any violation of this Agreement and that either Party may, in its sole discretion, apply to the court set forth in Section 8.07 for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation hereof, and to the extent permitted by applicable Law, each Party waives the posting of bond and any objection to the imposition of such relief.

Section 8.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, without regard to the conflicts of law rules of such state.

Section 8.07. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state or federal courts located within Palm Beach County in the State of Florida, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in

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any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.02 shall be deemed effective service of process on such Party.

Section 8.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.10. Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

THE GEO GROUP, INC.

By:
Name: Title:

GEO CARE, LLC

By:
Name: Title:

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Exhibit A

Licensed Property

Mark	Registration Number	Registration Date
GEO CARE	4,157,042	June 12, 2012

Domain Name

www.geocareinc.com

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Exhibit C

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of December             , 2012 (the “Effective Date”) by and between GEO Corrections and Detention, Inc., a Florida corporation (“GCD”), and GEO Care, Inc., a Florida corporation (“GEO Care”). GCD and GEO Care are referred to herein as a “party” and the “parties”.

WHEREAS, GEO Care desires to obtain from GCD and certain of its domestic and international affiliates certain services and assistance in GEO Care’s business and operations, and the use of certain office space, and GCD is willing to provide, and to cause certain of its affiliates to provide, such services and office space, on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1.	Services.

(a) GCD, directly or indirectly through its affiliates, agrees to provide the services (the “Services”) listed on Schedule A (subject to such modification or adjustment as may be mutually agreed upon by the parties, the “Services Schedule”) to GEO Care and its subsidiaries during the Term (as defined below). At any time during the Term, GEO Care may request in writing that GCD and its affiliates provide additional services to GEO Care and its subsidiaries beyond those set forth on the Services Schedule, and provided GCD determines, in its sole discretion, that it has the necessary resources, expertise, consents and approvals necessary to provide such services, the Annual Fee shall be increased to reflect the provision of such additional services by an amount to be mutually agreed between GEO Care, GCD and a disinterested committee of the Board of Directors of The GEO Group, Inc. (an “Independent Committee”), and GCD shall provide such additional services beginning as soon as practicable thereafter. The Services Schedule shall be adjusted to reflect the provision of such additional services. For the avoidance of doubt, no Service shall be removed from the Services Schedule unless both parties agree to such removal. Except as set forth above and in Section 2 below, GCD and its affiliates shall have no obligation under this Agreement to provide services to GEO Care or its subsidiaries, and neither GEO Care or its subsidiaries shall have any right to receive services from any employee of GCD or its affiliates (other than Jorge A. Dominicis or David Meehan (the “Shared Employees”)).

(b) GCD shall perform, or cause to be performed, the Services under this Agreement with the same level of care used by GCD or its affiliates in the conduct of their business.

(c) Absent the prior written consent of GEO Care, GCD shall not contract with a third party provider for the provision of any material portion of the Services unless GCD uses the same third party provider to provide services to itself or its affiliates.

(d) Each party agrees to reasonably cooperate in providing for an orderly delivery of Services on the terms set forth herein.

(e) Notwithstanding anything to the contrary in this Agreement, GCD shall not be required to perform any services that would, in the sole discretion of GCD, constitute the operation or management of a health care facility for purposes of section 856(l)(3)(A) of the Internal Revenue Code of 1986, as amended.

2.     Office Space. During the Term, GCD shall make available for use by GEO Care up to 15,000 square feet of office space on the fifth floor of the office building located at One Park Place, 621 NW 53rd Street, Boca Raton, Florida 33487 (the “Office Space”), or on such other floor or floors as shall be mutually agreed, in each case, to the extent permissible under the prime lease of the Office Space. If requested by GEO Care, GCD shall cause a written sublease agreement to be prepared for the sublease of the Office Space, which shall, to the extent permissible under the prime lease of the Office Space, provide GEO Care with all rights of use and access and other tenant rights currently enjoyed by the tenant under the prime lease.

3.	Fees.

(a) Subject to the terms and conditions of this Agreement, in consideration of GCD’s performance of the Services and the use of the Office Space, GEO Care shall pay GCD an annual fee (as may be modified from time to time, the “Annual Fee”) initially equal to $1,800,000, payable in equal monthly installments on the first day of each calendar month during the Term, prorated for any partial month at the beginning or end of the Term. The Annual Fee shall be allocated among the Services and the use of the Office Space as set forth on the Services Schedule, as may be modified from time to time.

(b) The Annual Fee shall be increased in an amount to be mutually agreed, as provided below, effective as of the first day of the first month following the first period of three consecutive complete months during the Term during which the annualized revenues of GEO Care and its subsidiaries exceed $190 million during such three-month period, and shall be further increased in amounts to be mutually agreed each time the annualized total revenues of GEO Care and its subsidiaries during any period of three consecutive complete months during the Term exceed successive $20 million thresholds (e.g., $210 million, $230 million, and so forth). Should the annualized total revenues of GEO Care and its subsidiaries during any period of three consecutive complete months during the Term decrease below any of such threshold amounts, the Annual Fee shall be decreased by the same amount by which it was previously increased, provided that the Annual Fee shall never be less than $1,800,000. The amount by which the Annual Fee shall be increased under this Section 3(b) shall be determined by mutual agreement of GEO Care, GCD and the Independent Committee, taking into account the actual increases in GCD’s costs of providing Services to GEO Care at such higher revenue levels. Each time the Annual Fee is increased or decreased under this Section 3(b), the Services Schedule shall be amended accordingly.

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(c) GEO Care shall bear all applicable sales or use, value added, goods and services, or similar taxes incurred with respect to the provision of the Services and shall pay all such taxes directly or by reimbursing GCD for such taxes. These taxes shall be incremental to the other payment obligations set forth herein.

4.     Property Insurance. During the Term, GCD shall use reasonable efforts to arrange for the property insurance coverage provided as of the Effective Date under the insurance program of GCD and its affiliates with respect to the properties and facilities under the Key Contracts (as such term is defined in the Purchase Agreement, dated as of December 6, 2012, between GEO Care Holdings LLC and The GEO Group, Inc.) to be continued on substantially the same terms as in effect on the Effective Date, and for property insurance coverage to be made available to GEO Care and its affiliates for such additional facilities, and on such terms and conditions, as GEO Care may request relating to any new management contracts to be entered into by GEO Care or an affiliate, so as to enable GEO Care and its affiliates to comply with their obligations under the Key Contracts and any such new management contracts with respect to obtaining and maintaining property insurance for managed facilities, in each case at GCD’s cost, subject to reimbursement by GEO Care as provided below. To the extent practicable, GCD shall make such property insurance coverage available on the same terms and conditions generally applicable to other similar covered risks under the insurance program of GCD and its affiliates. GEO Care shall pay its allocated cost for such insurance coverage, promptly upon receipt from GCD of a corresponding invoice. Upon request by GEO Care, GCD shall take such actions as may be required to terminate any such insurance coverage effective as of the date specified by GEO Care in such request (which shall not be prior to the 30th day after such request was received, or the earliest day on which such insurance coverage may be terminated without penalty), and shall refund to GEO Care, or credit to insurance premium payments otherwise due from GEO Care, any refund GCD may receive with respect to such termination of coverage.

5.	Term and Termination.

(a) The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until this Agreement is terminated in accordance with the provisions of Section 5(b), Section 5(c) or Section 5(d).

(b) Either party may terminate this Agreement, effective on or after December 31, 2017 by providing at least 90 days’ prior written notice to the other party.

(c) If either party materially breaches any of its obligations under this Agreement and fails to cure such breach within 30 days after receiving written notice thereof specifying the nature of such material breach and the intent of the non-breaching party to terminate this Agreement if such breach is not cured, the non-breaching party may terminate this Agreement immediately by providing written notice of termination to the party in breach; provided that if the material breach relates to a dispute concerning good faith withholding of amounts claimed to be owed hereunder, the non-breaching party may not terminate this Agreement pending the resolution of such dispute. Notwithstanding the foregoing, if GEO Care fails to pay any undisputed amounts for Services provided hereunder when due, and GEO Care

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fails to cure its failure to pay such undisputed amounts within 15 days after receipt of written notice thereof from GCD, GCD may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination to GEO Care. Further, this Agreement may be terminated, effective immediately upon written notice, by either party if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

(d) GEO Care may terminate this Agreement at any time by providing written notice to GCD specifying an effective date of termination that is not less than 30 days after the date of the notice and paying GCD, not later than the specified effective date of termination, a lump sum amount in cash equal to all remaining payments that would be required to be made to GCD for the balance of the initial five year term of this Agreement, at the Annual Fee rate in effect on the date notice of termination is given, discounted to present value as of the date of payment at the annual rate of 10%.

(e) If GCD terminates this Agreement pursuant to Section 5(c), GEO Care shall nevertheless be obligated to continue to pay GCD the remaining installments of the Annual Fee, at the rate in effect as of the date of termination, for the balance of the initial five year period comprising the Term, at the scheduled time for such payments.

(f) This Agreement shall immediately become null and void after it is terminated in accordance with Section 5(b), Section 5(c) or Section 5(d) above; provided that each party shall remain fully liable for any and all liabilities, losses, costs or damages incurred or suffered by the other party as a result of any breach of this Agreement. Notwithstanding the foregoing, the provisions of Section 5(e), Section 7, Section 10, Section 11, Section 13 and Section 14 shall survive any termination of this Agreement.

6.     Audit Rights. Not more than once every fiscal year, GEO Care shall have the right to (and to cause its accountants, auditors, inspectors and regulators to), at its expense, review the books and records of GCD related to the provision of the Services at any time during regular business hours and upon reasonable prior notice to (a) confirm that the Services have in fact been provided by GCD, (b) verify the integrity of data owned by GEO Care, (c) examine the systems that process, store, support and transmit such data, (d) confirm the accuracy of GCD’s estimate of the Cost of Services or its determination of the actual Cost of Services, and (e) for any other purpose reasonably required for GEO Care’s compliance with its legal and contractual obligations; provided that GEO Care shall have the rights to review the books and records of GCD more than once every fiscal year to the extent that such review is undertaken in connection with a Dispute and for the purpose set forth in clause (d) only. GEO shall cooperate fully with GEO Care or its designees in connection with audit functions and with regard to examination by governmental authorities.

7.     No Agency. GCD shall perform the Services under this Agreement as an independent contractor. Each party acknowledges and agrees that it is not granted any express or implied authority to assume or create any obligation or responsibility on behalf of the other party, or to bind the other party with regard to third parties in any manner.

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8.     Notices. Any and all notices required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally, by facsimile transmission, receipt confirmed, by United States mail, registered or certified, postage prepaid, return receipt requested, or by a reputable courier or overnight delivery service with tracking capabilities, in each case addressed to the recipient party at its address or facsimile number set forth below, or such other address or facsimile number as a party may provide by notice to the other given in accordance with this paragraph. Notice given by personal delivery shall be deemed given and effective upon receipt. Notice given by U.S. mail or courier shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice given by facsimile shall be deemed given and effective as of the date and time of confirmed successful transmission. The addresses of the parties for notice purposes shall be as follows:

If to GCD:

GEO Corrections and Detention, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Facsimile:      (561) 999-7647

Attention:      Legal Department

If to GEO Care:

GEO Care, Inc.

One Park Place, Suite 500

621 Northwest 53rd Street

Boca Raton, Florida 33487

Facsimile:      (561) 999-7647

Attention:      Legal Department

9.     Force Majeure. In the event that GCD or its affiliates are prevented from performing, or are unable to perform, any of their obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs, or any other cause beyond their reasonable control, and if GCD shall have used its reasonable best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to GEO Care, then the affected party’s performance for the period of delay or inability to perform due to such occurrence shall be suspended, but only to the extent that such force majeure event prevents GCD or its affiliates from performing its duties and obligations hereunder. The Annual Fee shall be abated for any Services that are not provided by GCD or its affiliates due to the occurrence of any of the events described in this paragraph, based on the specific Services not provided, the allocation of the Annual Fee among such Services as set forth on the Service Schedule (as may be modified from time to time) and the period of time that such Services are not provided.

10.	Confidentiality.

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(a) Duty of Confidentiality. All non-public information regarding a party or its business or assets that is identified as confidential or proprietary or that would reasonably be considered confidential or proprietary (“Confidential Information”) that a party, or its affiliates or representatives (the “Disclosing Party”) discloses to the other party, or its affiliates or representatives (the “Receiving Party”) for any purpose incidental to this Agreement or that is otherwise accessible to the Receiving Party in the course of performing, or receiving performance of, Services under this Agreement, shall be kept confidential by the Receiving Party, using at least the same degree of care that it uses to protect its own confidential or proprietary information, but not less than reasonable care, and shall not be disclosed or used by the Receiving Party other than for the purpose of performing its obligations under this Agreement. The Receiving Party shall not disclose or provide access to the Disclosing Party’s Confidential Information except to those of its officers, employees, agents, advisors or contractors who have a need to know or to have access to such Confidential Information for the purpose of this Agreement, shall assure that any person to whom Confidential Information is disclosed is first made aware of the confidentiality obligations set forth herein, and agrees to be bound by such obligations, and shall be responsible for any unauthorized disclosure or use of any Confidential Information by any person to whom the Receiving Party has provided such Confidential Information.

(b) Exclusions. Confidential Information of the Disclosing Party shall not include information that: (a) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this Agreement; or (b) is received from a third party without breach of this Agreement and without knowledge that such third party is breaching an obligation of confidentiality owed to the Disclosing Party.

(c) Required Disclosures. If any Confidential Information must be produced by the Receiving Party as a matter of law, regulation, legal process or the rules of any national stock exchange, then the Receiving Party shall, insofar as is legally permissible and reasonably practicable, promptly notify the Disclosing Party and give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information.

(d) Return of Confidential Information. Upon the termination of this Agreement, each party, as a Receiving Party, shall, at the option of the other party, as a Disclosing Party, return to such Disclosing Party all Confidential Information of such Disclosing Party or destroy such Confidential Information and provide a written certification of destruction with respect thereto to such Disclosing Party; provided that the Receiving Party may maintain a copy of the Confidential Information to the extent required by law or document retention policy, and the Receiving Party shall not be required to destroy any computer records containing Confidential Information which have been created pursuant to automatic archiving and back-up procedures which cannot be reasonably deleted.

11.	Limitation of Liability; Exclusion of Warranties.

(a) GEO Care agrees that none of GCD, its affiliates or any of its or their respective directors, officers, agents, consultants or third party providers (each, an “Exculpated Party”) shall have any liability, whether direct or indirect, in contract, tort or otherwise, to GEO

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Care or its affiliates or any other person for or in connection with the Services rendered hereunder, except to the extent that any damages have resulted from the bad faith, gross negligence or willful misconduct of such Exculpated Party in connection with the provision of the Services. Notwithstanding the foregoing, no Exculpated Party shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in connection with the provision of the Services. GEO Care further agrees that it shall use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its affiliates, whether direct or indirect, that are caused by any Exculpated Party.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND GCD EXPRESSLY EXCLUDES AND DISCLAIMS, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

12.   Insurance. GCD shall, and shall cause its affiliates providing Services hereunder to, maintain throughout the Term employer’s liability, workers compensation, property damage, general liability and such other insurance, containing provisions and in such amounts as are reasonable and customary, covering the personnel, equipment and facilities used in providing Services to GEO Care pursuant to this Agreement.

13.   Collection Rights and Remedies. GCD’s rights to receive payment or recover all or part of uncollected and unpaid balances due and owing under this Agreement shall be unsecured and pari passu with the claims of GEO Care’s general unsecured creditors, and shall be subordinate to all rights of GEO Care’s secured creditors, including security interests in GEO Care’s cash and cash equivalents, accounts receivable and other current assets.

14.   Miscellaneous.

(a) This Agreement, together with any exhibits and schedules hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relative to said subject matter.

(b) This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties and their respective successors and assigns and does not confer any rights or remedies upon any other person.

(c) This Agreement may not be amended or modified except by a written instrument executed by all parties hereto.

(d) Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

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(e) No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or of any other right.

(f) If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws rules thereof. The state or federal courts located within Palm Beach County in the State of Florida shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property are immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(h) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(j) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered as of the date first above written, by and through its duly authorized representative.

GEO CORRECTIONS AND DETENTION, INC.	GEO CARE, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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SCHEDULE A

SERVICE SCHEDULE

Service	Fee
BUSINESS MANAGEMENT

GCD Business Management Department will provide the following services:
TAX	$100,000

•      Basic support services as to tax matters, including preparation of tax returns and tax filings to comply with federal, state and local income, licensing, real property, tangible property, sales and use and any other tax filing obligations.

•      Work with auditors, tax consultants and regulatory authorities as needed.

•      Tax strategies for GEO Care.

ACCOUNTING	$150,000

•      Manage general accounting activities, including revenue collections, accounts receivable, prepaids, fixed assets, depreciation, amortization, accruals and accounts payable.

•      Record fixed assets on a book and tax basis, and manage the administration of fixed assets.

•      Support services on audit and regulatory matters.

•      Month, quarter-end and year-end closing of general ledger and financial reporting services.

•      Support services on actual to forecast/budget analysis.

•      Annual 1099 tax reporting to vendors.

CASH AND TREASURY	$25,000
• Support services on actual to forecast/budget analysis. • Manage new banking and credit card account setup, account maintenance and account deletions.
FINANCE AND CORPORATE FINANCE	$75,000
• Support services on borrowing and repayment activities. • Compliance monitoring and reporting. • Managing banking relationships.

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Service	Fee
PAYROLL	$75,000

•      Bi-weekly payroll processing, check issuance, direct deposits and federal withholding and reporting, including off week and special payroll processing, as needed.

•      Employee expense reimbursements via payroll system.

•      Reconciliations of payroll tax payables and insurance accounts.

•      State unemployment tax forecasting and planning.

•      Annual reporting (i.e., preparation of employees’ W-2s).

PURCHASING • General purchasing services for facility and corporate activities. • Provide purchasing power through GCD’s national vendor platform. • Pricing model support services on new and rebid contracts.	$50,000
INFORMATION SYSTEMS	$725,000

GCD Information Technology Department will provide the following services:

•      Help Desk telephone support in the use of centralized application software.

•      Support with respect to configuration and deployment of personal computers for Corporate.

•      Update existing application systems in the areas of human resources and financials.

•      Disaster recovery services of centralized systems.

•      Necessary infrastructure and equipment to support the use of telecommunications equipment at corporate.

•      Internet access and internet e-mail capabilities.

•      Ongoing support and use of corporate ERP system and sub-systems.

The GCD IT function operates on a 7x24 basis. All major IT applications, including Infinium are not available to users on Sundays (see IT for details) and other time periods announced in advance due to normal system maintenance work.

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Service	Fee
LEGAL SUPPORT	$125,000

GCD Legal Department will provide the following services:

•      Securities regulatory matters.

•      Supervise and manage all litigation, EEOC claims, subpoenas and records requests.

•      Maintain GEO Care Corporate minute books.

•      General legal advice on an as needed basis.

RISK MANAGEMENT	$37,500
GCD Risk Management Department will provide the following services: • Administration of all insurance and worker’s compensation claims.
PROPERTY MANAGEMENT & DESIGN SERVICE	$25,000
GCD Construction and Design Department will provide the following services: • Design and construction work on new and existing facilities.
OFFICE SPACE Use of office space at One Park Plaza	$412,500

The parties agree that, as of the Effective Date, $180,000 of the Annual Fee (allocated among the different categories of Services in the same proportions as set forth in the table above) relates to services to be provided by GCD’s Australian affiliate to GEO Care’s Australian subsidiary.

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Exhibit D-1

SECOND AMENDED AND RESTATED

SENIOR OFFICER EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED SENIOR OFFICER EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the             day of December, 2012 by and between The GEO Group, Inc. (the “Company”) and Jorge A. Dominicis (the “Employee” and, together with the Company, the “Parties”).

WHEREAS, the Employee and the Company have previously entered into an Amended and Restated Senior Officer Employment Agreement, effective December 17th, 2008, which was amended by the First Amendment to Amended And Restated Senior Officer Employment Agreement entered into effective the 1st day of March, 2011 (the “Prior Employment Agreement”), which set forth the Parties’ rights and obligations with respect to the Employee’s employment with the Company; and

WHEREAS, the Employee and the Company wish to amend and restate the Prior Employment Agreement; and

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. Position and Duties. The Company hereby agrees to continue to employ the Employee and the Employee hereby accepts continued employment and agrees to continue to serve as Senior Vice President, The GEO Group, Inc. The Employee will perform all duties and responsibilities and will have all authority inherent in the position of Senior Vice President, The GEO Group, Inc. Notwithstanding anything in this Agreement to the contrary, it is understood that the Employee may own interest in and/or perform services related to the management and operations of GEO Care, Inc., a Florida corporation, and its affiliates (collectively, “GEO Care”), including services as the President of GEO Care (collectively the ownership of an interest in GEO Care and services by the Employee for GEO Care and its affiliates referenced in this Section 1, shall be referred to as the “GEO Care Activities”) and engaging in such GEO Care activities shall not cause a breach or a violation of this Agreement, unless otherwise explicitly provided for in this Agreement.

2. Term of Agreement and Employment. The term of the Employee’s employment under this Agreement will be for an initial period of two (2) years, beginning on the effective date of this Agreement, and terminating two years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous “rolling” two-year term until the age of 67 years, unless otherwise terminated pursuant to Section 6 or 7 of this Agreement.

3. Definition - Cause. For purposes of this Agreement, “Cause” for the termination of the Employee’s employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company’s Chief Executive Officer (CEO), following consultation with and approval of a disinterested committee of the Board: (i) the Employee commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Employee commits a felony or a crime involving moral turpitude; (iii) the Employee breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Employee breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Employee engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof. For avoidance of doubt it is understood that engaging in GEO Care Activities to the extent permitted under Section 1 of this Agreement shall not be deemed Cause or a component of Cause for purposes of this Agreement.

4. Compensation.

A.	Annual Base Salary. The Employee shall be paid an annual base salary of $335,000 (as such may be amended from time to time, the “Annual Base Salary”). The Company may increase the Annual Base Salary paid to the Employee in an amount to be determined by the Chief Executive Officer of the Company, following consultation with and approval of a disinterested committee of the Board. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time. Notwithstanding the foregoing, if at any time the Employees employment with GEO Care is terminated for any reason, his Annual Base Salary hereunder shall be increased by 49.26%.

B.	Annual Performance Award. For each fiscal year of employment during which the Company employs the Employee, the Employee shall be entitled to receive a target annual performance award in accordance with the terms of any plan governing employee performance awards then in effect as established by the Board (the “Annual Performance Award”).

5. Employee Benefits. The Employee will be entitled to twenty-one (21) paid-time-off (PTO) days of vacation per fiscal year during his/her first ten (10) years of service, and twenty-six (26) paid-time-off (PTO) days of vacation per fiscal year thereafter. The Employee, the Employee’s spouse, and qualifying members of the Employee’s family will be eligible for and will participate in any benefits and perquisites available to other senior vice presidents of the Company, including any group health, dental, life insurance, disability, or other form of employee benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the “Employee Benefits”).

6. Death or Disability. The Employee’s employment will terminate immediately upon the Employee’s death. If the Employee becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform the Employee’s duties hereunder on a substantially full-time basis, the Employee’s employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a “disability” under

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this Agreement. Such termination shall not affect the Employee’s benefits under the Company’s disability insurance program, if any, then in effect.

7. Termination. Either the Employee or the Company may terminate this Agreement for any reason upon not less than thirty (30) days written notice.

A.	Termination of Employment Without Cause or Upon the Death or Disability of the Employee. Upon the termination of the Employee’s employment under this Agreement by the Company without Cause or the death or disability of the Employee, the following shall apply:

(i)	Termination Payment. The Employee shall be entitled to and paid a termination payment (the “Termination Payment”) equal to two (2) years’ Annual Base Salary as set forth in Section 4 based upon the then current salary level. The Termination Payment shall be made within 10 days of any termination pursuant to this Section 7(A).

(ii)	Termination Benefits. The Company shall continue to provide the Employee and any covered dependents of the Employee (and if applicable, his beneficiaries) with the Employee Benefits (as described in Section 5 hereof) for a period of 2 years after the date of termination of the Employee’s employment with the Company. Such Employee Benefits shall be provided at no cost to the Employee in no less than the same amount, and on the same terms and conditions, as in effect on the date on which the termination of employment occurs. If the Employee dies during the 2-year period following a termination pursuant to this Section 7(A), the Company shall continue to provide the Employee Benefits to the Employee’s covered dependents under the same terms as were being provided prior to the Employee’s death and, to the extent applicable, to the Employee’s estate.

(iii)	Termination Automobile. Within 10 days following termination, the Company shall transfer all of its interest in any automobile used by the Employee pursuant to the Company’s Employee Automobile Policy (the “Employee Automobile Policy”) and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Employee or the Company) so that the Employee owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease).

(iv)

Termination Stock Options and Restricted Stock. All of the outstanding unvested stock options and restricted stock granted to the Employee prior to termination will fully vest immediately upon termination, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination

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shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals are actually met.

B.	Termination of Employment by Resignation of Employee or by the Company With Cause. Upon the termination of the Employee’s employment by the voluntary resignation of the Employee or by the Company with Cause, the Employee shall be due no further compensation under this Agreement related to Annual Base Salary, Annual Performance Award, Employee Benefits, or Termination Payment other than what is due and owing through the effective date of the Employee’s resignation or termination.

C.	Retirement Plan Rights Unaffected. Termination of the Employee’s employment under this Agreement for any reason whatsoever shall not affect the Employee’s rights under the Company’s retirement plan applicable to the Employee.

8.	Restrictive Covenants.

A.	General. The Company and the Employee hereby acknowledge and agree that (i) the Employee is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.

Non-Competition. During the period of the Employee’s employment with the Company and until two (2) years after the termination of the Employee’s employment with the Company, the Employee will not, directly or indirectly, either (i) on the Employee’s own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its affiliates or majority-owned subsidiaries or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the Employee from engaging in GEO Care Activities to the extent permitted under Section 1 of this Agreement or investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Employee is not deemed to be the beneficial owner of more than 5% of the class of securities

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that is so publicly traded. During the period of the Employee’s employment and until two (2) years after the termination of the Employee’s employment, the Employee will not, directly or indirectly, on the Employee’s own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any employee of the Company or any of its affiliates or majority-owned subsidiaries.

C.	Confidentiality. During and following the period of the Employee’s employment with the Company, the Employee will not use for the Employee’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries or affiliates and which was acquired by the Employee at any time prior to or during the term of the Employee’s employment with the Company (collectively the “Data”), except with the specific prior written consent of the Company; provided, however, that the foregoing shall not apply to any Data acquired by the Employee and used solely in the course of engaging in GEO Care Activities.

D.	Work Product. The Employee agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries and affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its subsidiaries affiliates, and all existing or future products or services, which are conceived, developed or made by the Employee (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company. The Employee will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries and affiliates in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Employee after the termination of the Agreement with respect to Work Product created during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 8(D) shall not apply to any Work Product conceived, developed or made by the Employee (alone or with others) in the course of engaging in GEO Care Activities.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered

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unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Employee agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

9. Representations. The Employee hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject; (ii) the Employee is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity, other than any agreements in connection with GEO Care Activities; and (iii) upon the execution and delivery of this Agreement by the Employee and the Company, this Agreement will be the Employee’s valid and binding obligation, enforceable in accordance with its terms.

10. Arbitration. In the event of any dispute between the Company and the Employee with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Employee is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

11. Assignment. The Employee may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Employee or any rights which the Employee may have under this Agreement. Neither the Employee nor the Employee’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement,

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the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12. Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the only agreement between the Company and the Employee regarding the Employee’s employment by the Company. This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Employee regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Employee, duly executed by both Parties.

14. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Employee’s relationship with the Company.

15. Notices. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Employee hereunder will be addressed to the Company to the attention of its General Counsel at its main offices, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487. Any notice to be given to the Employee will be addressed to the Employee at the Employee’s residence address last provided by the Employee to Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16. Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17. Cancellation of the Prior Employment Agreement. The Prior Employment Agreement is hereby cancelled and terminated as of the effective date of this Agreement.

18.	SECTION 409A COMPLIANCE.

A.	GENERAL. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner

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consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).

B.	DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Employee’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Employee within the meaning of Code Section 409A.

C.	NO ACCELERATION OF PAYMENTS. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.	SIX MONTH DELAY FOR SPECIFIED EMPLOYEES. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Employee shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.	TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.	REIMBURSEMENTS AND IN-KIND BENEFITS. With respect to reimbursements and in-kind benefits that may be provided under the Agreement

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(the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 18(F)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii) The reimbursement of an eligible expense is made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and

(iv) The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

G.	EMPLOYEE BENEFITS. With respect to any Employee Benefits that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Employee shall be deemed to receive from the Company a monthly payment necessary for the Employee to purchase the benefit in question.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

THE GEO GROUP, INC.

By:
George C. Zoley
Chairman & Chief Executive Officer

EMPLOYEE

Jorge A. Dominicis

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Exhibit D-3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the             day of December, 2012 (the “Effective Date”), by and between GEO Care LLC, a Florida limited liability company (the “Company”) and Jorge A. Dominicis (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company desires for the Executive to be employed as the President of the Company, and Executive desires to accept employment, subject to and on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. Position and Duties. The Company hereby employs the Executive and the Executive hereby accepts employment and agrees to serve as the President of the Company, reporting to the Board of Directors or other governing body of the Company (the “Board”). The Executive will devote up to one-third of his full business time and attention to the performance of services under this Agreement, and shall perform the duties and responsibilities and have all authority associated with his position. Notwithstanding anything in this Agreement to the contrary, it is understood that the Executive may own an interest in and perform services for The GEO Group, Inc., a Florida corporation and its affiliates (collectively “GEO”), in his present position of Senior Vice President of GEO or in any other capacity or position. The ownership of an interest in GEO and the performance of services by the Executive for GEO and its affiliates referenced in this Section 1 shall be referred to in this Agreement as the “GEO Activities”. The Executive’s engaging in the GEO Activities shall not constitute a breach or violation of this Agreement, unless otherwise explicitly provided for in this Agreement.

2. Term of Employment. The term of the Executive’s employment under this Agreement will be for an initial period of two years, beginning on the Effective Date and terminating two years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous “rolling” two-year term until Executive reaches the age of 67 years, unless otherwise terminated pursuant to Section 6 or 7 of this Agreement.

3. Cause. For purposes of this Agreement, “Cause” for the termination of the Executive’s employment hereunder shall be deemed to exist if, in the reasonable judgment of the Board or other governing body (the “Board”): (i) the Executive commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive commits a felony or a crime involving moral turpitude; (iii) the Executive breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Executive breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof. For avoidance of doubt it is understood that engaging in GEO Activities shall not be deemed to be Cause or a component of Cause for purposes of this Agreement.

4. Compensation.

A.	Annual Base Salary. The Executive shall be paid an annual base salary of $165,000 (as such may be amended from time to time, the “Annual Base Salary”). The Company may increase the Annual Base Salary as determined by the Board. The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices from time to time.

B.	Annual Performance Award. For each of the Company’s fiscal years during which the Executive is employed by the Company, the Executive shall be entitled to receive a target annual performance award in accordance with the terms of any plan governing employee performance awards then in effect as established by the Board (the “Annual Performance Award”).

5. Employee Benefits. The Executive will be entitled to 21 paid-time-off (PTO) days of vacation per fiscal year during his first ten years of service, and 26 paid-time-off (PTO) days of vacation per fiscal year thereafter. The Executive shall be entitled to participate in employee benefits plans and arrangements provided to the Company’s similarly situated employees, in accordance with the terms (including eligibility requirements) of such plans and arrangements (collectively, the “Employee Benefits”). For purposes of all such plans and arrangements, including accrual of vacation days, the Executive’s service shall be deemed to have commenced on the same date as his commencement of employment with GEO.

6. Death or Disability. The Executive’s employment will terminate immediately upon the Executive’s death. If the Executive becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform the Executive’s duties hereunder on a substantially full-time basis, the Executive’s employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a “disability” under this Agreement. Such termination shall not affect the Executive’s benefits under the Company’s disability insurance program, if any, then in effect.

7. Termination. Either the Executive or the Company may terminate the Executive’s employment under this Agreement for any reason upon not less than 30 days written notice.

A.	Termination of Employment Without Cause or Upon the Death or Disability of the Executive. Upon the termination of the Executive’s employment under this Agreement by the Company without Cause or by reason of the death or disability of the Executive, the following shall apply:

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(i)	Termination Payment. The Executive shall be paid a termination payment (the “Termination Payment”) equal to two times his then current Annual Base Salary. The Termination Payment shall be made within ten days of any termination pursuant to this Section 7(A).

(ii)	Termination Benefits. The Company shall continue to provide the Executive and any covered dependents of the Executive (and if applicable, his beneficiaries) with the Employee Benefits for a period of two years after the date of termination of the Executive’s employment with the Company. Such Employee Benefits shall be provided at no cost to the Executive in no less than the same amount, and on the same terms and conditions, as in effect on the date on which the termination of employment occurs. If the Executive dies during the two year period following a termination pursuant to this Section 7(A), the Company shall continue to provide the Employee Benefits to the Executive’s covered dependents under the same terms as were being provided prior to the Executive’s death and, to the extent applicable, to the Executive’s estate.

(iii)	Vesting of Stock-Based Compensation Awards. All outstanding unvested stock options, restricted stock and other stock-based compensation awards, if any, granted to the Executive prior to termination will fully vest immediately upon termination, provided however, that any award or portion thereof that is still subject to performance-based vesting at the time of such termination shall only vest when and to the extent the Board determines that the performance goals are actually met.

B.	Termination of Employment by Resignation of Executive or by the Company With Cause. Upon the termination of the Executive’s employment by the voluntary resignation of the Executive or by the Company with Cause, the Executive shall be due no further compensation under this Agreement related to Annual Base Salary, Annual Performance Award, Employee Benefits, or Termination Payment other than what is due and owing through the effective date of the Executive’s resignation or termination.

8.	Restrictive Covenants.

A.

General. The Company and the Executive hereby acknowledge and agree that (i) the Executive is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with

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Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.	Non-Competition; Non-Solicitation. During the period of the Executive’s employment with the Company and until two years after the termination thereof, the Executive will not, directly or indirectly, either (i) on the Executive’s own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its subsidiaries or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any of its subsidiaries; provided, however, that the foregoing shall not be deemed to restrict or prevent the Executive from engaging in GEO Activities or investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of the Executive’s employment and until two years after the termination thereof, the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise engage the services of any employee of the Company or any of its affiliates or majority-owned subsidiaries.

C.	Confidentiality. During and following the period of the Executive’s employment with the Company, the Executive will not use for the Executive’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries and which was acquired by the Executive at any time prior to or during the term of the Executive’s employment with the Company (collectively the “Data”), except with the specific prior written consent of the Company; provided, however, that the foregoing shall not apply to any Data acquired by the Executive in the course of engaging in GEO Activities.

D.

Work Product. The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the

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business of the Company and its subsidiaries, and all existing or future products or services, that are reasonably related to the business of the Company and its subsidiaries, which are conceived, developed or made by the Executive (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company. The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 8(D) shall not apply to any Work Product conceived, developed or made by the Executive (alone or with others) in the course of engaging in GEO Activities.

E.	Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company and its subsidiaries. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to the extent necessary to render such covenant or agreement enforceable, and such covenant or agreement will be enforced as so modified. The Executive agrees and acknowledges that the breach by him of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries and upon any such breach, the Company or any of its subsidiaries shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond and without in any way limiting any other remedies which the Company or any of its subsidiaries may have (including, without limitation, the right to seek monetary damages).

9. Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; (ii) the Executive is not a party or bound by any employment, consulting, noncompetition, confidentiality or similar agreement with any other person or entity, other than any agreements in connection with GEO Activities; and (iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement will be the Executive’s valid and binding obligation, enforceable in accordance with its terms.

10. Arbitration. In the event of any dispute between the Company and the Executive with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement

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of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The decision reached in such arbitration will be final and binding on both Parties without any right of appeal and may be enforced in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Executive is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

11. Assignment. The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement. Neither the Executive nor the Executive’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to any law that might otherwise be applicable under principles of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the only agreement between the Company and the Executive regarding the Executive’s employment by the Company. This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

14. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and the Executive’s employment with the Company.

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15. Notices. All notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Executive hereunder will be addressed to the Company at One Park Place, Suite 700, 621 NW 53rd Street, Boca Raton, Florida 33487, Attention: General Counsel. Any notice to be given to the Executive will be addressed to the Executive at the Executive’s residence address last provided by the Executive to Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16. Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17. Section 409A Compliance.

A.	General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

B.	Distributions on Account of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

C.	No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment

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payments under this Agreement shall be treated as a right to a series of separate payments.

E.	Reimbursements and In-Kind Benefits. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i)	Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii)	Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 17(E)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii)	The reimbursement of an eligible expense is made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and

(iv)	The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

F.	Employee Benefits. With respect to any Employee Benefits that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Executive shall be deemed to receive from the Company a monthly payment necessary for the Executive to purchase the benefit in question.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

GEO CARE, INC.

By:
George C. Zoley
Chairman & Chief Executive Officer

EXECUTIVE

Jorge A. Dominicis

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